                                                                   EXHIBIT 99(a)


                         INDEX TO FINANCIAL INFORMATION

                                                                                                           Page
                                                                                                           ----

Selected Consolidated Financial Data                                                                         6

Management's Discussion and Analysis of Financial Condition and Results of  Operations                       7

Consolidated Financial Statements                                                                           27

Notes to Consolidated Financial Statements                                                                  31

Independent Auditors' Report                                                                                56

BANKNORTH GROUP, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in Thousands, Except Share Data)        1999            1998      % Change       1997            1996            1995
---------------------------------------------------------------------------------------------------------------------------------
Results for the Year
Net interest income                         $    624,229    $    590,516       6%    $    566,346    $    482,081    $    423,059
Provision for loan and lease losses               23,575          23,775      (1)          15,763          15,850          20,410
Noninterest income (excluding securities
  transactions)                                  191,140         161,124      19          134,144         104,789          87,872
Securities transactions                              655           6,423     (90)           2,837           3,520           1,067
Noninterest expenses (excluding special
  charges)                                       470,140         458,326       3          440,329         378,205         337,752
Special charges(1)                                28,002          61,140     (54)          23,559          11,210           4,958
Net income                                       196,958         141,744      39          145,488         123,044         100,962
Operating income (net income excluding
  special charges)                               217,774         186,946      16          161,035         131,826         104,640

---------------------------------------------------------------------------------------------------------------------------------
Share Data(2)
Earnings per share:
  Basic                                     $       1.35    $       0.97      39%    $       1.00    $       0.88    $       0.75
  Diluted                                           1.34            0.95      40             0.98            0.87            0.74
Excluding special charges:
  Diluted earnings per share(1)                     1.48            1.25      18             1.08            0.93            0.77
  Diluted cash earnings per share(1)(3)             1.62            1.37      18             1.18            1.00            0.79
Dividends per share                                 0.47            0.44       7             0.38            0.34            0.26
Book value per share at year end                    8.22            8.37      (2)            7.97            7.39            6.73
Tangible book value per share at year end           6.95            6.97      (0)            6.88            6.59            6.06
Stock price:
  High                                             20.25           26.75     (24)           23.81           14.32           11.44
  Low                                              14.31           12.81      12            12.94            9.50            5.88
  Close                                            15.06           20.00     (25)           23.00           14.00           11.38
Weighted average shares outstanding:
  Basic                                      145,757,788     146,119,422      (0)     145,481,258     139,186,574     134,311,379
  Diluted                                    147,427,667     148,964,639      (1)     148,600,118     141,658,250     136,462,409

---------------------------------------------------------------------------------------------------------------------------------
Key Performance Ratios
Return on average assets                            1.12%           0.90%     24%            1.05%           1.08%           1.03%
Return on average equity                           16.42           11.96      37            13.01           12.53           11.66
Net interest margin(4)                              3.86            4.10      (6)            4.42            4.58            4.64
Average equity to average assets                    6.81            7.55     (10)            8.07            8.66            8.82
Efficiency ratio(5)                                56.45           59.35      (5)           61.37           64.44           66.11
Tier 1 leverage capital ratio                       6.75            7.22      (7)            7.65            8.11            8.83
Dividend payout ratio(6)                           33.19           40.38     (18)           39.60           33.86           31.19
Excluding special charges:
  Return on average assets(1)                       1.24            1.19       4             1.16            1.16            1.07
  Return on average equity(1)                      18.16           15.78      15            14.40           13.42           12.09

Average Balances
Assets                                      $ 17,607,344    $ 15,696,234      12%    $ 13,857,897    $ 11,344,023    $  9,814,063
Loans and leases                               9,908,177      10,679,544      (7)       9,328,963       7,799,062       6,589,517
Earning assets                                16,315,233      14,503,172      12       12,906,106      10,601,537       9,194,434
Deposits                                      11,784,103      11,435,942       3       10,341,582       9,004,618       7,879,343
Shareholders' equity                           1,199,496       1,184,770       1        1,117,953         982,204         865,661

At Year End
Assets                                      $ 18,508,264    $ 16,453,120      12%    $ 15,332,821    $ 12,894,769    $ 10,260,306
Loans and leases                               9,699,608       9,770,039      (1)       9,862,103       8,381,840       6,626,706
Debt and equity securities                     6,873,182       4,379,774      57        3,617,236       3,031,996       2,415,293
Deposits                                      11,710,501      12,016,212      (3)      11,088,410       9,996,458       8,219,118
Borrowings                                     5,367,478       2,910,173      84        2,774,286       1,648,026         976,977
Shareholders' equity                           1,192,274       1,222,390      (2)       1,164,383       1,087,890         935,381
Common shares outstanding (thousands)            144,974         146,105      (1)         146,133         147,231         138,988
Nonperforming assets(7)                           69,192          89,021     (22)          98,125          97,007         104,963
---------------------------------------------------------------------------------------------------------------------------------

(1) Special charges consist of merger related and other restructuring charges which on an after-tax basis were $20,816, $45,202, $15,547, $8,782 and
     $3,678 for 1999, 1998, 1997, 1996 and 1995, respectively. See Note 9 to the
     Consolidated Financial Statements.
(2) Where appropriate amounts have been adjusted for a two-for-one split of the common stock in May 1998.
(3)  Earnings before amortization of goodwill and core deposit premiums.
(4) Net interest income divided by average interest-earning assets, calculate on a fully-taxable equivalent basis.
(5) Excludes distribution on securities of subsidiary trust, special charges and securities transactions.
(6)  Cash dividends paid divided by net income.
(7) Nonperforming assets consist of nonperforming loans, other real estate owned and repossessed assets, net of related reserves where appropriate.

BANKNORTH GROUP, INC. AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     On May 10, 2000 Peoples Heritage Financial Group, Inc. ("PHFG") completed its acquisition of Banknorth Group, Inc. PHFG changed its name to Banknorth Group, Inc. (the "Company") as a result of the merger. The merger was accounted for as a pooling of interests and accordingly all related financial information has been restated of all periods presented.

     The discussion and analysis which follows focuses on the factors affecting the Company's results of operations during 1999, 1998 and 1997 and financial condition at December 31, 1999 and 1998. The Consolidated Financial Statements and related notes should be read in conjunction with this review. Certain amounts in years prior to 1999 have been reclassified to conform to the 1999 presentation.


GENERAL

     Banknorth Group, Inc. (the "Company") is a multi-bank holding company which conducts business from its headquarters in Portland, Maine and, as of December 31, 1999, approximately 300 offices located in Maine, New Hampshire, Massachusetts, Connecticut, Vermont and upstate New York. The Company is the largest bank holding company headquartered in northern New England and the fourth largest bank holding company headquartered in New England.

     The Company offers a broad range of commercial and consumer banking services and products as well as trust, investment advisory and insurance brokerage services through eight wholly-owned banking subsidiaries: Peoples Heritage Bank, N.A. ("PHB"), Bank of New Hampshire, N.A. ("BNH"), First Massachusetts Bank, N.A. ("First Massachussets"), which conducts business in certain areas under the name of GBT, a division of First Massachussets, Franklin Lamoille Bank, N.A. ("Franklin Lamoille"), First Vermont Bank, N.A. ("First Vermont"), The Stratevest Group, N.A. ("Stratevest"), Evergreen Bank, N.A. ("Evergreen"), and The Howard Bank, N.A. ("Howard"). PHB operates offices throughout Maine and, through subsidiaries, engages in financial planning, insurance brokerage and equipment leasing activities. At December 31, 1999, PHB had consolidated assets of $4.4 billion and consolidated shareholder's equity of $290 million. BNH operates offices throughout New Hampshire. At December 31, 1999, BNH had assets of $5.1 billion and shareholder's equity of $274 million. First Massachussets operates offices in Massachusetts and southern New Hampshire. At December 31, 1999, First Massachussets had assets of $5.9 billion and shareholder's equity of $372 million. The Company's three Vermont-based banks, Franklin Lamoille, Howard and First Vermont Bank, had assets of $331.6 million, $983.3 million and $772.7 million and shareholder's equity of $23 million, $70 million and $57 million at December 31, 1999, respectively. Evergreen is a New York based bank which had assets of $1.2 billion and shareholder's equity of $65 million at December 31, 1999. Each of the banks is a national bank and a member of the Bank Insurance Fund ("BIF") administered by the Federal Deposit Insurance Corporation ("FDIC"). Stratevest is a nondepository national bank with approximately $4.2 billion in assets under management at December 31, 1999.

Business Strategy
     The principal business of the Company consists of attracting deposits from the general public and using such deposits and other sources of funds to originate commercial business loans and leases, commercial real estate loans, residential mortgage loans and a variety of consumer loans. In addition to keeping loans for its own portfolio, the Company sells loans into the secondary market. The Company also invests in mortgage-backed securities and securities issued by the United States Government and agencies thereof, as well as other securities. In addition, the Company engages in trust, investment advisory and insurance brokerage activities and services residential mortgage loans for investors.

     The Company's goal is to sustain profitable, controlled growth by focusing on increasing loan and deposit market share in New England and upstate New York, developing new financial products, services and delivery channels, closely managing yields on earning assets and rates on interest-bearing liabilities, increasing noninterest income through, among other things, expanded trust, investment advisory and insurance brokerage services, and controlling the growth of noninterest expenses. It is also part of the business strategy of the Company to supplement internal growth with targeted acquisitions of other financial institutions in its market area. During the period covered by this discussion, the Company engaged in numerous merger and acquisition related activities. For further information, see Note 2 to the Consolidated Financial Statements and "Acquisitions" below. The Company regularly evaluates potential acquisitions and as a general rule announces acquisitions only after a definitive agreement has been reached.

     The Company generally does not, as a matter of policy, make any specific projections as to future earnings nor does it endorse any projections regarding future performance that may be made by others.

Economic Conditions
     The Company believes that its market area has witnessed steady economic growth since 1992. There can be no assurance that this will continue to be the case, however, and the economies and real estate markets in the Company's primary market areas will continue to be significant determinants of the quality of the Company's assets in future periods and, thus, its results of operations.

Completed Acquisitions

     On May 10, 2000, the Company completed the acquisition of Banknorth Group, Inc. ("Banknorth"), which was effected by means of the merger of Banknorth with and into People Heritage Financial Group, Inc. which changed its name to "Banknorth Group, Inc." as a result of the merger. As a result of the merger and the change in the name of the Company, the Company's symbol on the Nasdaq stock market is now BKNG. Approximately 42.9 million shares of common stock of the Company ("Common Stock") were issued or are issuable in connection with this transaction. As of December 31, 1999, Banknorth had total assets of $4.6 billion and total shareholders' equity of $341 million. The acquisition was accounted for using the pooling-of-interests method and, accordingly, financial information for all periods presented prior to the date of acquisition has been restated to present the combined financial condition and results of operations as if the acquisition had been in effect for all such periods.

     On January 1, 1999, the Company completed the acquisition of SIS Bancorp, Inc. ("SIS"). Approximately 16,255,885 shares of Common Stock were issued in connection with this acquisition. SIS had total assets of $2.0 billion and shareholders' equity of $139 million at December 31, 1998. The acquisition of SIS was accounted for as a pooling-of-interests and, accordingly, financial information for all periods presented prior to the date of acquisition has been restated to present the combined financial condition and results of operations as if the acquisition had been in effect for all such periods.

     During 1998, the Company completed the acquisition of three insurance agencies for an aggregate of 454,864 shares of Common Stock. These acquisitions were accounted for as purchases and, accordingly, the Company's financial statements reflect their operations from the date of acquisition. The Company recorded $9.3 million of goodwill in connection with these purchases. The acquired agencies have been integrated into the Company's existing insurance agency operations.

     On April 10, 1998, the Company completed the acquisition of CFX Corporation ("CFX"). Approximately 32,796,280 shares of Common Stock were issued in connection with this transaction. At December 31, 1997, CFX had total assets of $2.9 billion and total shareholders' equity of $245.7 million. The acquisition of CFX was accounted for as a pooling-of-interests and, accordingly, financial information for all periods presented prior to the date of acquisition has been restated to present the combined financial condition and results of operations as if the acquisition had been in effect for all such periods.

     In the fourth quarter of 1997, the Company purchased Atlantic Bancorp ("Atlantic"), the parent company of Atlantic Bank N.A. headquartered in Portland, Maine, for $70.8 million. Atlantic had total assets of $462.9 million and total shareholders' equity of $37.7 million. The Company recorded $34.7 million of goodwill in connection with this transaction. During the same period, the Company also acquired all of the outstanding stock of MPN Holdings ("MPN"), the holding company of Morse, Payson & Noyes Insurance. The transaction was effected through the exchange of MPN stock for 445,678 shares of Common Stock and resulted in $7.8 million of goodwill. Both acquisitions were accounted for as purchases and, accordingly, the Company's financial statements reflect them from the date of acquisition.

     The Company incurred various merger related and restructuring charges in connection with the foregoing acquisitions and in connection with acquisitions effected by acquired companies such as Banknorth, SIS and CFX (collectively, "special charges"). On an after-tax basis special charges amounted to $20.8 million, $45.2 million and $15.5 million in 1999, 1998 and 1997, respectively. Special charges in 1999 included $5.3 million of after-tax costs to discontinue the Company's correspondent mortgage business. Special charges in 1997 included $4.4 million of after-tax charges related to exiting the lease securitization business conducted through CFX Funding, a subsidiary of CFX. For additional information, see "Results of Operations - Special Charges" and Note 9 to the Consolidated Financial Statements.

RESULTS OF OPERATIONS

Overview

     The Company reported net income of $197.0 million or $1.34 per diluted share in 1999, compared to $141.7 million or $0.95 per diluted share in 1998. Excluding special charges, the Company earned $1.48 per diluted share in 1999 compared to $1.25 per diluted share during 1998, an increase of 18%. Return on average equity excluding special charges was 18.16% in 1999 compared to 15.78% in 1998. The improved results were attributable to the successful assimilation of recent acquisitions as well as increases in net interest income and noninterest income.

     Total revenues increased 8% during 1999 as a result of increases in both interest income and noninterest income. Net interest income increased 6% during 1999, as compared to 1998. The increase was attributable to a 12% increase in average interest-earning assets, which was offset in part by a decrease in net interest margin from 4.10% in 1998 to 3.86% in 1999. The decline in net interest margin was primarily attributable to the increase in investment securities (which have lower yields relative to loans) as a percent of total interest earning assets. Investment securities were 38% of total interest earning assets in 1999 compared to 25% in 1998. Noninterest income excluding securities transactions increased 19% during 1999, primarily as a result of increases in income from customer services, trust and investment advisory services and insurance commissions.

     Noninterest expenses, excluding special charges, increased 3% during 1999 compared to an 8% increase in total revenues. The increase in noninterest expenses primarily resulted from increases in data processing expenses and amortization of goodwill and deposit premiums.

     Net Interest Income Net interest income on a fully taxable-equivalent basis increased by $34.1 million, or 6%, during 1999 due primarily to a 12% increase in average earning assets. Average loans and leases decreased by $771.4 million, or 7.2%, in 1999 compared to 1998. Commercial and consumer loans experienced significant growth while residential real estate loans declined. Residential real estate loans declined largely due to the Company's discontinuance of the correspondent mortgage business and the securitization of $633 million of residential loans in a REMIC, which are now classified as securities held to maturity. Average securities increased $2.6 billion, or 71%, in 1999 compared to 1998 due to this securitization and additional investments in agency mortgage-backed securities. The net interest margin declined to 3.86% in 1999 from 4.10% during 1998. The lower margin was largely due to increased levels of securities as a percent of total earning assets, purchases of bank owned life insurance (the earnings from which are recorded as noninterest income) and an increase in average borrowings as a percent of total average liabilities. Information on average balances, yields and rates for the past three years can be found in Table 1. Table 2 shows the changes from 1998 to 1999 in tax equivalent net interest income by category due to changes in rate and volume.

TABLE 1 - THREE YEAR AVERAGE BALANCE SHEETS

     The following table sets forth, for the periods indicated, information regarding (i) the total dollar amount of interest income of the Company from interest-earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average cost; (iii) net interest income; (iv) interest rate spread; and (v) net interest margin. For purposes of the table and the following discussion, (i) income from interest-earning assets and net interest income is presented on a fully-taxable equivalent basis primarily by adjusting income and yields earned on tax-exempt interest received on loans to qualifying borrowers and on certain of the Company's equity securities to make them equivalent to income and yields earned on fully-taxable investments, assuming a federal income tax rate of 35%, and (ii) unpaid interest on nonaccrual loans has not been included for purposes of determining interest income. Information is based on average daily balances during the indicated periods.

Table 1 - Three Year Average Balance Sheets
                                                                  Year Ended December 31,
                                         ----------------------------------------------------------------------
(Dollars in thousands)
                                                          1999                                 1998
                                         -----------------------------------    -------------------------------
                                         Average                      Yield/    Average                  Yield/
                                         Balance         Interest      Rate     Balance       Interest    Rate
                                         -------         --------     ------    -------       --------   ------

Loans and leases(1)                   $  9,908,177          829,883    8.38% $ 10,679,544        912,102  8.54%
Investment securities                    6,259,436          395,616    6.32%    3,667,733        231,881  6.32%
Federal funds sold and other
  short-term investments                   147,620            7,154    4.85%      155,895          6,890  4.42%
                                      ------------     ------------          ------------   ------------
Total earning assets                    16,315,233        1,232,653    7.56%   14,503,172      1,150,873  7.94%
                                                       ------------                         ------------
Nonearning assets                        1,292,111                              1,193,062
                                      ------------                           ------------
Total assets                          $ 17,607,344                           $ 15,696,234
                                      ============                           ============

Interest-bearing deposits:
Certificates of deposit                  4,617,521          231,755    5.02%    4,696,446        255,745  5.45%
Brokered deposits                          179,760            9,653    5.37%      283,499         16,535  5.83%
Other interest-bearing deposits          5,179,164          132,118    2.55%    4,813,522        133,316  2.77%
                                      ------------     ------------          ------------   ------------
Total interest-bearing deposits          9,976,445          373,526    3.74%    9,793,467        405,416  4.14%
Borrowed funds                           4,408,944          229,764    5.21%    2,761,451        150,228  5.44%
                                      ------------     ------------          ------------   ------------
Total interest-bearing deposits         14,385,389          603,290    4.19%   12,554,918        555,644  4.43%
                                                       ------------                         ------------

Non-interest bearing deposits            1,807,658                              1,642,475
Other liabilities                          111,723                                184,071
Securities of subsidiary trusts            103,078                                130,000
Shareholders' equity                     1,199,496                              1,184,770
                                      ------------                           ------------
Total liabilities and shareholders'
  equity                              $ 17,607,344                           $ 15,696,234
                                      ============                           ============

Net earning assets                    $ 1,929,844                            $  1,948,254
                                      ===========                            ============

Net interest income (fully-taxable
  equivalent)                                               629,363                              595,229
Less: fully-taxable equivalent
  adjustments                                                (5,134)                              (4,713)
                                                       ------------                         ------------
Net interest income                                    $    624,229                         $    590,516
                                                       ============                         ============

Net interest rate spread
  (fully-taxable equivalent)                                           3.37%                              3.51%
Net interest margin
  (fully-taxable equivalent)                                           3.86%                              4.10%



                                                  Year Ended December 31,
                                           ----------------------------------
(Dollars in thousands)
                                                            1997
                                           ----------------------------------
                                           Average                     Yield/
                                           Balance        Interest      Rate
                                           -------        --------     ------

Loans and leases(1)                     $  9,328,963        825,155     8.85%
Investment securities                      3,459,587        228,317     6.60%
Federal funds sold and other
  short-term investments                     117,556          6,046     5.14%
                                        ------------    -----------
Total earning assets                      12,906,106      1,059,518     8.21%
                                                        -----------
Nonearning assets                            951,791
                                        ------------
Total assets                            $ 13,857,897
                                        ============

Interest-bearing deposits:
Certificates of deposit                    4,426,355        240,710     5.44%
Brokered deposits                            155,281          9,324     6.00%
Other interest-bearing deposits            4,390,451        120,887     2.75%
                                        ------------    -----------
Total interest-bearing deposits            8,972,087        370,921     4.13%
Borrowed funds                             2,142,328        118,760     5.54%
                                        ------------    -----------
Total interest-bearing deposits           11,114,415        489,681     4.41%
                                                        -----------

Non-interest bearing deposits              1,369,495
Other liabilities                            148,409
Securities of subsidiary trusts              107,625
Shareholders' equity                       1,117,953
                                        ------------
Total liabilities and shareholders'
  equity                                $ 13,857,897
                                        ============

Net earning assets                      $  1,791,691
                                        ============

Net interest income (fully-taxable
  equivalent)                                               569,837
Less: fully-taxable equivalent
  adjustments                                                (3,491)
                                                        -----------
Net interest income                                     $   566,346
                                                        ===========

Net interest rate spread
  (fully-taxable equivalent)                                            3.80%
Net interest margin
  (fully-taxable equivalent)                                            4.42%

(1) Loans and leases include portfolio loans and leases, loans held for sale and nonperforming loans, but unpaid interest on nonperforming loans has not been included for purposes of determining interest income.

TABLE 2 - CHANGES IN NET INTEREST INCOME

    The following table presents certain information on a fully-taxable equivalent basis regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided with respect to changes attributable to (1) changes in rate (change in rate multiplied by old volume), (2) changes in volume (change in volume multiplied by old rate) and (3) changes in rate/volume (change in rate multiplied by change in volume).

Table 2 Rate/Volume

                                            Year Ended December 31, 1999 vs 1998          Year Ended December 31, 1998 vs 1997
                                                 Increase (Decrease) Due to                    Increase (Decrease) Due to
                                        ----------------------------------------------------------------------------------------
                                                                Rate/                                         Rate/
(In thousands)                             Rate      Volume     Volume       Total       Rate       Volume    Volume      Total
                                        ----------------------------------------------------------------------------------------

Interest-earning assets:
  Loans and leases(1)                   $(17,087)   $(65,875)   $   743    $(82,219)   $(28,920)   $119,526   $(3,659)   $86,947
  Investment securities                       --     163,796        (61)    163,735      (9,687)     13,738      (487)     3,564
  Federal funds sold
    and other short-term investment         670        (366)       (40)        264        (846)      1,971      (281)       844
                                        -------------------------------------------    -----------------------------------------
Total earning assets                     (16,417)     97,555        642      81,780     (39,453)    135,235    (4,427)    91,355
                                        -------------------------------------------    -----------------------------------------
Interest-bearing liabilities:
  Deposits:
  Regular savings and money
    market access accounts               (10,590)     10,128       (556)     (1,018)        878      11,634      (263)    12,249
  Certificates of deposit                (20,195)     (4,301)       506     (23,990)        443      14,693      (101)    15,035
  Brokered deposits                       (1,304)     (6,048)       470      (6,882)       (268)      7,669      (220)     7,211
                                        -------------------------------------------    -----------------------------------------
  Total interest-bearing deposits        (32,089)       (221)       420     (31,890)      1,053      34,026      (584)    34,495
  Borrowed funds                          (6,351)     89,624     (3,737)     79,536      (2,142)     34,299      (689)    31,468
                                        -------------------------------------------    -----------------------------------------
Total interest-bearing liabilities       (38,440)     89,403     (3,317)     47,646      (1,089)     68,325    (1,273)    65,963
                                        -------------------------------------------    -----------------------------------------
Net interest income
  (fully taxable equivalent)            $ 22,023    $  8,152    $ 3,959    $ 34,134    $(38,364)   $ 66,910   $(3,154)   $25,392
                                        ===========================================    =========================================

(1) Loans and leases include portfolio loans and loans held for sale and nonperforming loans.

Provision and Allowance for Loan and Lease Losses

     The Company recorded a provision for loan and lease losses in 1999 of $23.6 million, as compared to a $23.8 million provision in 1998. Net chargeoffs to average loans outstanding was 0.24% in 1999 compared to 0.20% in 1998. The slight increase was due to lower average levels of residential real estate loans, which generally have low levels of charge-offs.

     The allowance for loan and lease losses represented 1.57% of portfolio loans and leases outstanding at December 31, 1999, as compared to 1.56% at December 31, 1998. The ratio of the allowance to nonperforming loans at December 31, 1999 was 267%, as compared to 207% at December 31, 1998. Management believes that the improvement in this coverage ratio is consistent with the change in the composition of the loan portfolio and reduced levels of nonperforming loans, as discussed below.

     The allowance for loan and leases losses is maintained at a level determined to be adequate by management to absorb future charge-offs of loans and leases deemed uncollectable. This allowance is increased by provisions charged to operating expense and by recoveries on loans previously charged off. Arriving at an appropriate level of allowance for loan and lease losses necessarily involves a high degree of judgment and is determined based on management's ongoing evaluation. The ongoing evaluation process includes a formal analysis of the allowance each quarter, which considers, among other procedures, the character and size of the loan portfolio, trends in nonperforming loans, delinquent loans and net charge-offs, as well as new loan originations and other asset quality factors. The Company evaluates the commercial real estate and commercial business loan portfolio by using a loan by loan analysis of a significant portion of "classified" loans and calculating a reserve requirement on these loans. Based on these results, factors are applied to the remaining portfolio to calculate a range of possible loan losses. For the residential real estate and consumer loan portfolios, the range of reserves is calculated by applying historical chargeoff and recovery experience to the current outstanding balance in each type of loan category, with consideration given to loan growth over the preceding twelve months. Although management utilizes its best judgment in providing for losses, for the reasons discussed under "Asset Quality - Nonperforming Assets," there can be no assurance that the Company will not have to change its level of provision for loan losses in future periods.

TABLE 3 - FIVE YEAR TABLE OF ACTIVITY IN THE ALLOWANCE FOR LOAN AND LEASE LOSSES

     The following sets forth information concerning the activity in the Company's allowance for loan and lease losses during the periods indicated.

                                                                        Year Ended December 31,
                                               -----------------------------------------------------------------------
(Dollars in thousands)                             1999           1998           1997           1996           1995
                                               -----------------------------------------------------------------------

Average loans and leases outstanding            $9,908,177    $10,679,544     $9,328,963     $7,799,062     $6,589,517
                                                ======================================================================

Allowance at the beginning of period            $  155,098    $   150,615     $  142,682     $  133,043     $  143,165

Additions due to acquisitions                           --          2,200          7,361         13,015          2,457
Charge-offs:
  Real estate loans                                  8,698         10,233          6,991         21,336         24,770
  Commercial business loans and leases               5,125          7,718          9,052          6,552         16,950
  Consumer loans and leases                         22,211         20,459         19,169         12,141          9,154
                                                ----------------------------------------------------------------------
       Total loans charged off                      36,034         38,410         35,212         40,029         50,874
                                                ----------------------------------------------------------------------
Recoveries:
  Real estate loans                                  3,153          6,912          9,676         13,735          9,154
  Commercial business loans and leases               3,188          4,040          5,126          3,213          5,642
  Consumer loans and leases                          6,068          5,966          5,219          3,855          3,089
                                                ----------------------------------------------------------------------
       Total loans recovered                        12,409         16,918         20,021         20,803         17,885
                                                ----------------------------------------------------------------------
       Net charge-offs                              23,625         21,492         15,191         19,226         32,989

Provision for loan and lease losses                 23,575         23,775         15,763         15,850         20,410
                                                ----------------------------------------------------------------------
Allowance at the end of the period              $  155,048    $   155,098     $  150,615     $  142,862     $  133,043
                                                ======================================================================

Ratio of net charge-offs to average loans
  and leases outstanding                              0.24%          0.20%          0.16%          0.25%          0.50%
Ratio of allowances to total portfolio loans
  and leases at end of period                         1.57%          1.56%          1.50%          1.67%          1.97%
Ratio of allowance to nonperforming loans at
  end of period                                     266.74%        206.71%        179.85%        183.69%        161.49%

TABLE 4 - ALLOCATION OF THE ALLOWANCE FOR LOAN AND LEASE LOSSES - FIVE YEAR SCHEDULE

     The allowance for loan and lease losses is available for offsetting credit losses in connection with any loan, but is internally allocated to various loan categories as part of the Company's process for evaluating the adequacy of the allowance for loan and lease losses. The following table sets forth information concerning the allocation of the Company's allowance for loan and lease losses by loan categories at the dates indicated.

                                                                           December 31,
                        --------------------------------------------------------------------------------------------------------
(Dollars in thousands)          1999                 1998                1997                 1996                 1995
                        -------------------- -------------------- -------------------- -------------------- --------------------
                                Percent of           Percent of           Percent of           Percent of           Percent of
                               Loans in each        Loans in each        Loans in each        Loans in each        Loans in each
                                Category to          Category to          Category to          Category to          Category to
                        Amount  Total Loans  Amount  Total Loans  Amount  Total Loans  Amount  Total Loans  Amount  Total Loans
                        -------------------- -------------------- -------------------- -------------------- --------------------

Real estate loans      $ 79,147    50.40%   $ 77,516    54.12%   $ 79,958    59.83%   $ 78,871    60.23%  $ 77,787    59.56%
Commercial business
  loans and leases       49,316    19.53%     46,753    18.50%     36,161    15.67%     37,317    15.88%    30,437    16.94%
Consumer loans
  and leases             26,585    30.07%     30,829    27.37%     27,254    24.50%     20,237    23.89%    17,844    23.50%
Unallocated allowance        --                   --                7,242                6,257               6,975
                       -----------------    -----------------    -----------------    -----------------   -----------------
                       $155,048   100.00%   $155,098   100.00%   $150,615   100.00%   $142,682   100.00%  $133,043   100.00%
                       =================    =================    =================    =================   =================


     The unallocated component in the preceding table relates to reserves acquired in connection with the acquisition of CFX. These reserves were allocated during 1998 in accordance with the Company's analysis of the CFX loan portfolio. Otherwise, the Company's methods and assumptions in determining the adequacy of the allowance for loan losses has not changed significantly from prior years. Review of specific loans, loan growth, charge-off history and regional and national economic conditions and trends are the primary factors considered by management in determining the adequacy of the allowance for loan and lease losses. At December 31, 1999, non-performing loans as a percent of total loans was 0.59%, as compared to 0.76% at December 31, 1998. At December 31, 1999, the Company's allowance as a percentage of non-performing loans was 267%, as compared to 207% at December 31, 1998. This increase reflected lower levels of non-performing loans in 1999, as discussed below.

Noninterest Income
     Noninterest income was $191.8 million in 1999 compared to $167.5 million in 1998. The 14.5% increase in 1999 resulted primarily from increases of $14.3 million in customer services income, $10.0 million in trust and investment advisory services income combined, $9.6 million in bank owned life insurance ("BOLI") income and $7.3 million in insurance commissions, which were offset by a $12.3 million decrease in mortgage banking services due primarily to the discontinuation of the correspondent mortgage business and a $5.8 million decrease in net securities gains.

     Customer services income of $69.2 million increased 26% from 1998 and was attributable to increased fees, including fees charged to non-customers for using Company ATMs.

     Merchant and card product income of $13.1 million increased 37% from 1998 due to increases in card transactions and increases in the customer base. This income represents fees and interchange income generated by the use of Company-issued credit and debit cards and charges to merchants for credit card deposits.

     Mortgage banking services income of $20.4 million decreased $12.3 million during 1999. The decrease resulted from a $18.0 million, or 68%, decrease in mortgage sales income primarily from the discontinuance of the correspondent mortgage lending business in January 1999, and a $4.9 million decrease in net mortgage servicing income due to a 30% decrease in the average total of mortgages serviced for others. See "Special Charges" below for a discussion of the cost to discontinue the correspondent mortgage lending business. The Company's portfolio of residential mortgages serviced for investors was $4.5 billion at December 31, 1999 compared to $5.2 billion and $7.1 billion at December 31, 1998 and 1997, respectively. Mortgage loans serviced for others decreased in 1998 primarily as a result of the sale of mortgage servicing rights relating to $2.9 billion of loans for $78.0 million. Gains on the sales of mortgage servicing rights totaled $2.6 million and $2.0 million in 1999 and 1998, respectively. Capitalized mortgage servicing rights increased from $45.4 million at December 31, 1998 to $52.7 million at December 31, 1999 due primarily to lower impairment reserves as a result of rising interest rates. See Note 7 to the Consolidated Financial Statements. Because mortgage servicing rights are an interest-rate sensitive asset, the value of the Company's mortgage servicing rights and the related mortgage banking income may be adversely impacted if mortgage interest rates decline and actual or expected loan prepayments increase. To mitigate the prepayment risk associated with adverse changes in interest rates and the resultant impairment to capitalized mortgage servicing rights and effects on mortgage banking income, the Company has established a hedge program against a portion of its capitalized mortgage servicing rights to help protect its value and mortgage banking income. See "Asset-Liability Management." Notwithstanding the foregoing, there can be no assurance that significant declines in interest rates will not have a material impact on the Company's mortgage servicing rights and mortgage banking income or that the hedge program will be successful in mitigating the effects of such a decline.


TABLE 5 - MORTGAGE BANKING SERVICES INCOME

     The following table sets forth certain information relating to the Company's mortgage banking activities at the dates and for the periods indicated.

                                                                   At or For the Year Ended December 31,
                                                          -------------------------------------------------------
                                                              1999                  1998                 1997
                                                          -------------------------------------------------------
(In thousands)

Residential mortgages serviced for investors               $4,540,948            $5,178,281            $7,050,511
                                                           ======================================================

Residential mortgage sales income                          $    8,617            $   26,629            $   14,966
Residential mortgage servicing income, net                      8,322                13,243                15,079
Impairment reserve for mortgage servicing rights                4,800               (11,586)                   --
Valuation adjustment - interest rate floor                     (3,950)                2,380                    --
Gain (loss) on sale of mortgage servicing                       2,634                 2,028                 3,301
                                                           ------------------------------------------------------
Mortgage banking service income                            $   20,423            $   32,694            $   33,346
                                                           ======================================================


     Trust and investment advisory services income of $39.4 million increased 34% during 1999 primarily due to increased assets under management and a branch office acquisition by Banknorth, as well as strong sales and market conditions throughout the year. Assets under management were $7.4 billion and $7.1 billion at December 31, 1999 and 1998, respectively, an increase of 4%.

     Insurance commission income was $20.3 million and $13.0 million in 1999 and 1998, respectively. This 56% increase reflected the Company's acquisitions of insurance agencies in Massachusetts and New Hampshire in the fourth quarter of 1998.

     BOLI income was $15.5 million and $5.9 million in 1999 and 1998, respectively. The increase related to additional purchases of BOLI in 1999 and a $1.4 million death benefit. The cash surrender value of BOLI was $288.8 million at December 31, 1999 compared to $109.3 million at December 31, 1998. This increase reflects both additional purchases of BOLI and increases in cash surrender value. BOLI covers certain employees of the Company's bank subsidiaries. Most of the Company's BOLI is invested in the 'general account' of quality insurance companies. All such companies were rated AA- or better by Standard and Poors at December 31, 1999.

     Net securities gains amounted to $655 thousand and $6.4 million during 1999 and 1998, respectively. Gains from the sale of securities are subject to market and economic conditions and, as a result, there can be no assurance that gains reported in prior periods will be achieved in the future.

     Other noninterest income amounted to $13.2 million and $15.6 million during 1999 and 1998, respectively, and consisted primarily of loan fee income. Other noninterest income in 1998 included a $1.0 million gain on sale of a credit card portfolio.

Noninterest Expense
     Noninterest expense was $498.1 million in 1999 compared to $519.5 million in 1998. The $21.3 million or 4.1% decrease was largely attributable to a decrease in special charges ($33.1 million) and a decrease in distributions on securities of subsidiary trust ($2.4 million). These decreases were partially offset by increases in data processing expenses ($8.2 million), including Year 2000 costs, and amortization of goodwill and deposit premiums relating to a branch office acquisition by Banknorth in late 1998 ($3.3 million). Excluding special charges, noninterest expense increased 3%. The efficiency ratio improved to 56.45% during 1999 from 59.35% in 1998 primarily as a result of the efficiencies created by the assimilation of recent acquisitions, as well as operating improvements.

     Salaries and benefits expense of $231.5 million increased less than 1% during 1999 due to acquisition related savings, which were largely offset by normal merit raises.

     Data processing expense increased 20% to $38.8 million in 1999 from $32.3 million during 1998. The increase was due, in part, to the implementation of system upgrades to accommodate increased volumes and expenditures for Year 2000 initiatives. See "Year 2000" for further discussion.

     Occupancy expense increased 8% primarily due to its branch office acquisition by Banknorth in late 1998. Equipment expense remained consistent with the prior year during 1999. Amortization of goodwill and deposit premiums increased 19% during 1999 due primarily to amortization of goodwill related to the branch office acquisition by Banknorth and the Company's purchases of insurance agencies in late 1998. Advertising and marketing expense decreased 3% during 1999, reflecting the synergies from recent acquisitions.

     Other noninterest expense, which is comprised primarily of general and administrative expenses, decreased $735 thousand or less than 1%.

Special Charges
     Special charges consist of merger-related expenses of $20.6 million, $61.1 million and $16.4 million during 1999, 1998 and 1997, respectively, as well as $7.4 million of costs related to the discontinuation of the Company's correspondent mortgage lending business in 1999 and a $7.2 million charge related to exiting the lease securitization business, conducted through CFX Funding, in 1997. On an after-tax basis, special charges amounted to $20.8 million, $45.2 million and $15.5 million for the years ended 1999, 1998 and 1997, respectively. For a tabular analysis of the Company's special charges, see
Note 9 to the Consolidated Financial Statements.

 Taxes
     The Company's effective tax rate was 33.1% in 1999 compared to 34.0% in 1998.

Comprehensive Income
     The Company's comprehensive income amounted to $69.7 million and $132.3 million during 1999 and 1998, respectively. Comprehensive income differed from the Company's net income in these periods because of a $127.3 million increase in net unrealized loss on securities during 1999 and a $9.1 million increase in net unrealized loss on securities during 1998. For additional information, see the Consolidated Financial Statements.

COMPARISON OF 1998 AND 1997

     The Company reported net income of $141.7 million for 1998, or $0.95 per diluted share, compared with net income of $145.5 million, or $0.98 per diluted share, reported for 1997. Excluding the impact of special charges, net income and diluted earnings per share were $186.9 million and $1.25, respectively, for 1998 and $161.0 million and $1.08, respectively, for 1997. Excluding special charges, return on average assets and return on average equity were 1.19% and 15.78%, respectively, for 1998 and 1.16% and 14.40%, respectively, for 1997.

     Net interest income on a fully taxable-equivalent basis totaled $595.2 million during 1998, as compared with $569.8 million in 1997. The $25.4 million, or 4%, increase in 1998 was primarily attributable to an increase in the average amount of loans outstanding.

     The provision for loan and lease losses was $23.8 million in 1998 compared to a $15.8 million provision in 1997 as a result of significant loan growth in commercial and consumer loans and the Company's estimate of future potential losses. The ratio of the allowance to nonperforming loans at December 31, 1998 was 207% compared to 180% at December 31, 1997. The allowance for loan and lease losses represented 1.56% of total loans at December 31, 1998 compared to 1.50% at December 31, 1997. The improved coverage resulted primarily from a decrease in the amount of the net loan portfolio, due primarily to a lower level of residential real estate loans.

     Noninterest income was $167.5 million and $137.0 million for the years ended December 31, 1998 and 1997, respectively. Increases of $8.3 million in customer services income, $5.6 million in trust and investment advisory services income and $11.1 million in insurance commissions contributed to the $30.6 million, or 22%, increase in 1998. Customer services income of $54.9 million reflected an 18% growth from 1997. In 1998, the Company recorded a full year of insurance commissions compared to 1997 since the Company entered the insurance business in the fourth quarter of 1997.

     Noninterest expense was $519.5 million for 1998 compared with $463.9 million for 1997, a 12% increase. The 1998 increase was primarily attributable to an increase in special charges, salaries and benefits, higher data processing expense and higher intangible amortization due to recent purchase acquisitions. The efficiency ratio, which excludes special charges and dividends on the capital securities, improved from 61.37% in 1997 to 59.35% in 1998.

     Average earning assets increased $1.6 billion or 12% in 1998 primarily due to internal growth in loans and loans held for sale. Average interest-bearing liabilities increased 13% in 1998 in order to fund the growth in assets.

FINANCIAL CONDITION

     The Company's consolidated total assets increased by $2.1 billion, or 12%, from $16.5 billion at December 31, 1998 to $18.5 billion at December 31, 1999. Shareholders' equity totaled $1.2 billion at December 31, 1999 and 1998. Earnings for 1999 of $197 million were offset by an increase in the net unrealized loss on available for sale securities of $127.3 million, as well as the effects of dividends and share repurchases.

Investment Securities and Other Earning Assets
     The average balance of the securities portfolio, which consists of securities available for sale and securities held to maturity, was $6.3 billion in 1999 and $3.7 billion in 1998. The increase was primarily in mortgage backed securities and due to a program undertaken by the Company to offset lower levels of residential real estate loans and to increase balance sheet leverage. The portfolio is comprised primarily of U.S. Treasury securities and mortgage-backed securities, most of which are seasoned 15-year federal agency securities. Other bonds and notes consist of asset-backed securities, corporate bonds and trust preferred securities. Other equity securities consist of corporate preferred stock with no stated maturity.


TABLE 6 - SECURITIES AVAILABLE FOR SALE AND HELD TO MATURITY

     The following table sets forth the Company's investment securities at the dates indicated.

(Dollars in thousands)                                                        December 31,
                                                       --------------------------------------------------------
                                                           1999                   1998                  1997
                                                       --------------------------------------------------------
Securities available for sale:
U.S. Government and federal agencies                   $   709,497            $   518,105           $   762,266
Tax-exempt bonds and notes                                  56,903                 42,455                32,908
Other bonds and notes                                      455,435                193,167               284,698
Mortgage-backed securities                               4,264,364              2,674,133             1,560,627
Collateralized mortgage obligations                        723,290                471,159               485,338
                                                       --------------------------------------------------------
  Total debt securities                                  6,209,489              3,899,019             3,125,837
Federal Home Loan Bank of Boston stock                     261,391                163,227               134,719
Other equity securities                                     38,422                 48,504                59,062
                                                       --------------------------------------------------------
  Total equity securities                                  299,813                211,731               193,781
                                                       --------------------------------------------------------
Net unrealized gain (loss)                                (193,271)                 3,246                17,801
                                                       --------------------------------------------------------
Fair value of securities available for sale            $ 6,316,031            $ 4,113,996           $ 3,337,419
                                                       ========================================================

Securities held to maturity:
U.S. Government and federal agencies                   $     2,797            $     3,582           $    39,506
Tax-exempt bonds and notes                                   7,753                  9,612                24,856
Other bonds and notes                                        1,480                  2,171                 2,924
Asset-backed securities                                         --                 65,350                46,046
Mortgage-backed securities                                   3,789                174,064               163,192
Collateralized mortgage obligations                        541,332                 10,999                 3,293
                                                       --------------------------------------------------------
Amortized cost of securities held to maturity          $   557,151            $   265,778           $   279,817
                                                       ========================================================

Fair value of securities held to maturity              $   535,605            $   267,161           $   281,723
                                                       ========================================================

Excess of fair value over recorded value               $   (21,546)           $     1,383           $     1,906
                                                       ========================================================

Fair value as a % of amortized cost                           96.1%                 100.5%                100.7%

TABLE 7 - MATURITIES OF SECURITIES

     The following table sets forth the contractual maturities and fully-taxable equivalent weighted average yields of the Company's debt securities available for sale at December 31, 1999.

                                                                          Amortized Cost Maturing in
                                         -------------------------------------------------------------------------------------------
                                                                                More than
                                         Less Than 1 Year   1 to 5 Years      5 to 10 Years   More than 10 Years       Total
                                         Amount    Yield   Amount    Yield   Amount    Yield    Amount     Yield    Amount     Yield
                                         ----------------  ---------------   ---------------  ------------------    ----------------
(Dollars in thousands)

U.S. Government and federal agencies     $65,641   5.46%  $491,089   5.64%  $ 84,550   6.93%  $   68,217   5.71%  $  709,497   5.78%
Tax-exempt bonds and notes                 3,893   6.78%    11,556   6.86%     4,493   7.23%      10,914   8.01%      30,856   7.31%
Other bonds and notes                      4,793   6.52%    68,607   6.53%   162,143   6.70%     245,939   7.37%     481,482   7.02%
Mortgage-backed securities                   911   5.48%    33,966   6.75%   231,215   6.77%   3,998,272   6.51%   4,264,364   6.52%
Collateralized mortgage obligations          106   5.01%    14,308   6.27%    45,758   6.77%     663,118   6.54%     723,290   6.55%
                                         -------          --------          --------          ----------          ----------
Total                                    $75,344   5.60%  $619,526   5.84%  $528,159   6.78%  $4,986,460   6.55%  $6,209,489   6.49%
                                         =======          ========          ========          ==========          ==========

The following table sets forth the maturities and weighted average yields of the Company's debt securities held to maturity at December 31, 1999.

                                                                           Amortized Cost Maturing in
                                          ------------------------------------------------------------------------------------------
                                                                                 More than
                                          Less Than 1 Year    1 to 5 Years      5 to 10 Years    More than 10 Years     Total
                                          Amount    Yield    Amount    Yield   Amount    Yield    Amount    Yield   Amount    Yield
                                          ----------------   ---------------   ---------------   ------------------ ----------------
(Dollars in thousands)

U.S. Government and federal agencies     $    795   5.45%  $      0    0.00%  $      0    0.00%  $  2,002   8.06%  $  2,797   7.32%
Tax-exempt bonds and notes                  1,201   8.53%     3,213    8.85%     2,750    8.66%       571   8.73%     7,753   8.72%
Other bonds and notes                          --   0.00%     1,470   10.00%        10    7.00%        --   0.00%     1,480   9.98%
Asset-backed securities                        --   0.00%         0    0.00%        --    0.00%        --   0.00%        --   0.00%
Mortgage-backed securities                  2,415   5.85%     1,328    6.00%        46    8.50%        --   0.00%     3,789   5.94%
Collateralized mortgage obligations            --   0.00%        --    0.00%        --    0.00%   541,332   7.30%   541,332   7.30%
                                         --------          --------           --------           --------          --------
Total                                    $  4,411   6.51%  $  6,029    8.50%  $  2,806    8.65%  $543,905   7.30%  $557,151   7.32%
                                         ========          ========           ========           ========          ========


     Securities available for sale are carried at fair value and had a net unrealized loss of $193.3 million at December 31, 1999 as compared to a net unrealized gain of $3.2 million at December 31, 1998. See Note 3 to the Consolidated Financial Statements. These unrealized losses do not impact net income or regulatory capital but are recorded as adjustments to shareholders' equity, net of related deferred income taxes. Unrealized losses, net of related deferred income taxes, are a component of the Company's "Comprehensive Income" contained in the Consolidated Statement of Changes in Shareholders' Equity. The Company does not consider any of the unrealized losses to be other than temporary.

     Collateralized mortgage obligations ("CMOs") increased in 1999 primarily due to the Company's securitization of $633 million of single-family residential loans during the period.

     Mortgage-backed securities and CMOs generally are backed by residential mortgages with original maturities in excess of 10 years. Such securities have been included in the above table based on the estimated maturity characteristics of the underlying loans and not on the scheduled maturities of the securities.

Loans
     Residential real estate loans (including loans held for sale) averaged $2.9 billion in 1999 compared to $4.3 billion in 1998, a decrease of 33%. The decrease in the 1999 average balance resulted primarily from the discontinuation of the correspondent mortgage business in January 1999 and the securitization of $633 million of residential real estate loans.

     Commercial real estate loans averaged $2.6 billion in 1999 and $2.2 billion in 1998, a 16% increase. The Company is continuing to focus on lending to small and medium size business customers within its geographic markets. These loans consist of loans secured primarily by income-producing commercial real estate, service industry real estate, multi-family residential real estate and retail trade real estate, as well as loans for the acquisition, development and construction of such commercial real estate.

     Commercial loans and leases averaged $1.8 billion in 1999 and $1.7 billion in 1998, an increase of 8%. Included in these amounts are commercial business leases originated through a subsidiary of one of the Company's banking subsidiaries. These leases are direct equipment leases, primarily office equipment, and amounted to $51.2 million at December 31, 1999.

     Consumer loans and leases averaged $2.6 billion in 1999 and $2.4 billion in 1998, an increase of 7%. The growth in consumer loans was primarily in indirect automobile loans and home equity loans. Mobile home loans, which amounted to $194.0 million at

December 31, 1999, continue to decline, reflecting the Company's strategy to emphasize other types of consumer loans. In June 2000, the Company ceased originating automobile lease receivables. Automobile lease receivables totaled $138.2 million at December 31, 1999 compared to $175.9 million at December 31, 1998.

TABLE 8 - COMPOSITION OF LOAN PORTFOLIO

The following table sets forth the composition of the Company's loan portfolio at the dates indicated.

                                                                                 December 31,
                                         ------------------------------------------------------------------------------------------
(Dollars in thousands)                            1999                   1998                   1997                   1996
                                         ---------------------  ---------------------  ---------------------  ---------------------
                                                        % of                   % of                   % of                   % of
                                            Amount      Loans      Amount      Loans      Amount      Loans      Amount      Loans
                                         ---------------------  ---------------------  ---------------------  ---------------------

Residential real estate loans            $ 2,270,417    23.04%  $ 3,088,864    31.12%  $ 3,798,423    37.94%  $ 3,170,151    37.19%
Commercial real estate loans:
  Permanent first mortgage loans           2,493,492    25.30%    2,078,725    20.94%    2,022,896    20.20%    1,847,814    21.68%
  Construction and development loans         202,825     2.06%      204,372     2.06%      169,053     1.69%      116,707     1.37%
                                         --------------------   --------------------   --------------------   --------------------
  Total                                    2,696,317    27.36%    2,283,097    23.00%    2,191,949    21.89%    1,964,521    23.05%
                                         --------------------   --------------------   --------------------   --------------------

Commercial business loans and leases       1,924,201    19.53%    1,836,412    18.50%    1,569,429    15.67%    1,353,451    15.88%

Consumer loans and leases                  2,963,721    30.07%    2,716,764    27.37%    2,452,917    24.50%    2,036,399    23.89%
                                         --------------------   --------------------   --------------------   --------------------

Total loans receivable                     9,854,656   100.00%    9,925,137   100.00%   10,012,718   100.00%    8,524,522   100.00%
                                                       ======                 ======                 ======                 ======

Allowances for loan and lease losses         155,048                155,098                150,615                142,682
                                         -----------            -----------            -----------            -----------

Net loans receivable                     $ 9,699,608            $ 9,770,039            $ 9,862,103            $ 8,381,840
                                         ===========            ===========            ===========            ===========

                                                December 31,
                                         -------------------------
                                                     1995
                                         -------------------------
                                                            % of
                                            Amount          Loans
                                         -------------------------

Residential real estate loans            $2,395,822         35.44%
Commercial real estate loans:
  Permanent first mortgage loans          1,543,380         22.83%
  Construction and development               86,671          1.28%
                                         ------------------------
  Total                                   1,630,051         24.11%
                                         ------------------------

Commercial business loans and leases      1,145,379         16.94%

Consumer loans and leases                 1,588,594         23.50%
                                         ------------------------

Total loans receivable                    6,759,846        100.00%
                                                           ======

Allowances for loan and lease losses        133,043
                                         ----------

Net loans receivable                     $6,626,803
                                         ==========

TABLE 9 - SCHEDULED CONTRACTUAL AMORTIZATION OF LOANS AT DECEMBER 31, 1999

     The following table sets forth the scheduled contractual amortization of the Company's construction and development loans and commercial business loans and leases at December 31, 1999, as well as the amount of loans which are scheduled to mature after one year which have fixed or adjustable interest rates. Demand loans, loans having no schedule of repayments and no stated maturity and overdraft loans are reported as due in one year or less.


                                             Real Estate
                                            Construction         Commercial
                                           and Development     Business Loans
                                               Loans             and Leases
                                           ---------------     --------------
(In thousands)
Amounts due:
     Within one year                        $   75,371          $  934,356
     After one year
       through five years                       79,008             601,665
     Beyond five years                          48,446             388,180
                                            ----------          ----------
     Total                                  $  202,825          $1,924,201
                                            ==========          ==========
Interest rate terms on amounts due
     after one year:
          Fixed                             $   63,999          $  591,113
          Adjustable                            63,455             398,732

ASSET QUALITY

General
     The Company monitors its asset quality with lending and credit policies which require the regular review of its portfolio. The Company maintains an internal rating system which provides a mechanism to regularly monitor the credit quality of its loan portfolio.

     The Company's residential loan portfolio accounted for 23% of the total loan portfolio at December 31, 1999, down from 31% at the end of 1998. The decrease in 1999 resulted primarily from the securitization of $633 million of residential real estate loans, as well as increased levels of prepayments, particularly early in the year. The Company's strategy generally is to originate fixed-rate residential loans for sale to investors in the secondary market. The Company's residential loans are generally secured by single-family homes (one-to-four units) and have a maximum loan to value ratio of 80%, unless they are protected by mortgage insurance. At December 31, 1999, 0.76% of the Company's residential loans were nonperforming, as compared to 0.50% at December 31, 1998, as nonperforming residential real estate loans increased by $1.8 million while the total residential loan portfolio declined by $818 million due to prepayments, loans sales and the securitization of $633 million of single-family residential real estate loans in 1999.

     The Company's commercial real estate loan portfolio accounted for 27% of the total loan portfolio at December 31,1999, compared to 23% at December 31, 1998. This portfolio consists primarily of loans secured by income-producing commercial real estate (including office and industrial buildings), service industry real estate (including hotels and health care facilities), multi-family (over four units) residential properties and retail trade real estate (food stores). At December 31, 1999, 0.66% of the Company's commercial real estate loans were nonperforming, as compared to 1.25% at December 31, 1998.

     The Company's commercial business loan and lease portfolio accounted for 20% of the total loan portfolio at December 31, 1999, compared to 19% at December 31, 1998. Commercial business loans and leases are generally made to small to medium size businesses located within the Company's geographic market area. These loans are not concentrated in any particular industry, but reflect the broad-based economy of New England. Commercial loans consist primarily of loans secured by various equipment, machinery and other corporate assets, as well as loans to provide working capital to business in the form of lines of credit. At December 31, 1999, 0.89% of the Company's commercial business loans were nonperforming, as compared to 1.07% at December 31, 1998.

     Consumer loans and leases accounted for 30% of the Company's total loan portfolio at December 31, 1999, compared to 27% at December 31, 1998. At December 31, 1999, the Company's diversified consumer loan portfolio included $1.1 billion of automobile loans and leases, $1.1 billion of home equity loans, $194 million of mobile home loans, $141 million of education loans and $65 million of boat and recreational vehicle loans. The increase in consumer loans over the prior year was due primarily to growth in automobile and home equity loans. The growth was consistent with the Company's strategy to provide a full range of financial services to its customers and to originate loans which are short-term and offer a higher yield than longer-term mortgage loans. At December 31, 1999, 0.20% of the Company's consumer loans were nonperforming, as compared to 0.42% at December 31, 1998.

Nonperforming Assets
     Nonperforming assets consist of nonperforming loans (which do not include accruing loans 90 days or more overdue) and other real estate owned and repossessed assets. Total nonperforming assets as a percentage of total assets decreased to 0.37% at December 31, 1999, compared to 0.54% at December 31, 1998. In addition, total nonperforming assets as a percentage of total loans and other nonperforming assets was 0.70% and 0.90% at December 31, 1999 and 1998, respectively. See Table 11 for a summary of nonperforming assets for the last five years.

     The Company continues to focus on asset quality issues and to allocate significant resources to the key asset quality control functions of credit policy and administration and loan review. The collection, workout and asset management functions focus on the reduction of nonperforming assets. Despite the ongoing focus on asset quality and reductions of nonperforming asset levels, there can be no assurance that adverse changes in the real estate markets and economic conditions in the Company's primary market areas will not result in higher nonperforming asset levels in the future and negatively impact the Company's operations through higher provisions for loan losses, net loan chargeoffs, decreased accrual of interest income and increased noninterest expenses as a result of the allocation of resources to the collection and workout of nonperforming assets.

     It is the policy of the Company to generally place all commercial real estate loans and commercial business loans and leases which are 90 days or more past due, unless secured by sufficient cash or other assets immediately convertible to cash, on nonaccrual status. Residential real estate loans and consumer loans and leases are placed on nonaccrual status generally when in management's judgment the collectability of interest and/or principal is doubtful. At December 31, 1999, the Company had $12.1 million of accruing loans which were 90 days or more delinquent, as compared to $24.5 million and $11.0 million of such loans at December 31, 1998 and 1997, respectively. The increase at year-end 1998 was primarily attributable to an increase in residential real estate loans over 90 days delinquent, which were well secured and in the process of collection.

     It is also the policy of the Company to place on nonaccrual and therefore nonperforming status loans currently less than 90 days past due or performing in accordance with their terms but which in management's judgment are likely to present future principal and/or interest repayment problems and which thus ultimately would be classified as nonperforming.

Net Charge-offs
     Net charge-offs were $23.6 million during 1999, as compared to $21.5 million in 1998. Net charge-offs in 1999 represented .24% of average loans and leases outstanding, as compared to .20% in 1998. Decreased gross charge-offs in 1999 compared to 1998 were primarily due to real estate loans, while decreased recoveries related primarily to commercial real estate loans. See Table 3.

TABLE 10 - NET CHARGE-OFFS AS A PERCENT OF AVERAGE LOANS OUTSTANDING

     The following table sets forth net charge-offs to average loans outstanding by type of loan during the periods indicated.

                                                  Net Charge-offs to
                                              Average Loans Outstanding
                                              -------------------------
                                                 1999           1998
                                                 ----           ----

Real estate loans                                0.10%          0.05%
Commercial business loans and leases             0.11%          0.22%
Consumer loans and leases                        0.58%          0.55%
                                                 ----           ----
Total                                            0.24%          0.20%
                                                 ====           ====



See Table 3 for more information concerning charge-offs and recoveries during each of the past five years.

TABLE 11 - FIVE YEAR SCHEDULE OF NON-PERFORMING ASSETS

The following table sets forth information regarding nonperforming assets at the dates indicated.

                                                                                         December 31,
(Dollars in thousands)                                           1999          1998          1997          1996          1995
                                                               ----------------------------------------------------------------

Residential real estate loans:
  Nonaccrual loans                                             $ 17,283      $ 15,503      $ 24,344      $ 21,568      $ 23,410
  Troubled debt restructurings                                       28            32            36            39            85
                                                               ----------------------------------------------------------------
     Total                                                       17,311        15,535        24,380        21,607        23,495
                                                               ----------------------------------------------------------------

Commercial real estate loans:
  Nonaccrual loans                                               16,754        22,481        23,769        26,410        29,666
  Troubled debt restructurings                                    1,002         5,946         3,428         5,181         8,351
                                                               ----------------------------------------------------------------
     Total                                                       17,756        28,427        27,197        31,591        38,017
                                                               ----------------------------------------------------------------

Commercial business loans and leases:
  Nonaccrual loans                                               17,027        18,736        22,305        18,046        14,731
  Troubled debt restructurings                                       82           874           114           615         1,897
                                                               ----------------------------------------------------------------
     Total                                                       17,109        19,610        22,419        18,661        16,628
                                                               ----------------------------------------------------------------

Consumer loans:
  Nonaccrual loans                                                5,951        11,455         9,743         5,805         4,189
  Troubled debt restructurings                                       --             5             6            10            55
                                                               ----------------------------------------------------------------
     Total                                                        5,951        11,460         9,749         5,815         4,244
                                                               ----------------------------------------------------------------

Total nonperforming loans:
  Nonaccrual loans                                               57,015        68,175        80,161        71,829        71,996
  Troubled debt restructurings                                    1,112         6,857         3,584         5,845        10,388
                                                               ----------------------------------------------------------------
     Total                                                       58,127        75,032        83,745        77,674        82,384
                                                               ----------------------------------------------------------------

Other nonperforming assets:
  Other real estate owned, net of related reserves                8,154        10,354        10,508        17,008        20,950
  Repossession, net of related reserves                           2,911         3,635         3,872         2,325         1,629
                                                               ----------------------------------------------------------------
     Total                                                       11,065        13,989        14,380        19,333        22,579
                                                               ----------------------------------------------------------------

Total nonperforming assets                                     $ 69,192      $ 89,021      $ 98,125      $ 97,007      $104,963
                                                               ================================================================

Accruing loans 90 days overdue                                 $ 12,131      $ 24,450      $ 11,048      $ 11,090      $  7,376
                                                               ================================================================

Total nonperforming loans as a percentage of total loans           0.59%         0.76%         0.84%         0.91%         1.22%
Total nonperforming assets as a percentage of total assets         0.37%         0.54%         0.64%         0.75%         1.02%
Total nonperforming assets as a percentage of total loans
  and other non-performing assets                                  0.70%         0.90%         0.98%         1.14%         1.55%


Deposits
     Average interest-bearing deposits increased by $183 million, or 2%, during 1999 to $10.0 billion. Average retail certificates of deposit decreased $78.9 million during 1999 to $4.6 billion. The average rate paid on certificates of deposit decreased from 5.45% in 1998 to 5.02% in 1999. See Table 13 for the scheduled maturities of certificates of deposits of $100,000 or more. As part of its overall funding strategy, the Company uses deposits obtained through investment banking firms which obtain funds from their customers for deposit with the Company ("brokered deposits"). These brokered deposits (which include short-term certificates of deposit and money market accounts) averaged $180 million and $283 million in 1999 and 1998, respectively. The average rate paid on brokered deposits was 5.37% in 1999 compared to 5.83% in 1998. Other interest-bearing deposits (savings, NOW and money market accounts), increased 8% in 1999 to $5.2 billion from $4.8 billion in 1998. The average rate paid on these deposits declined from 2.77% in 1998 to 2.55% in 1999.

     Average demand deposit accounts increased 10% in 1999 to $1.8 billion from $1.6 billion in 1998. The increase in demand deposits was consistent with the Company's increased marketing of these accounts.

TABLE 12 - CHANGE IN DEPOSIT BALANCES BY CATEGORY OF DEPOSITS

The following table presents the changes in the balances of deposits outstanding at the dates indicated.

                                                          Year Ended December 31,                             1999-1998 Change
                                          -----------------------------------------------------          -------------------------
(Dollars in thousands)                       1999                 1998                 1997                 Amount         Percent
                                          -----------------------------------------------------          -------------------------

Demand deposits                           $ 1,821,764          $ 1,851,929          $ 1,585,700          $   (30,165)       -1.63%
Money market access/NOW accounts            3,698,934            3,564,737            2,933,066              134,917         3.76%
Savings accounts                            1,567,776            1,613,060            1,665,187              (45,284)       -2.81%
Certificates of deposit                     4,448,229            4,728,916            4,654,467             (280,687)       -5.94%
Brokered deposits                             173,798              257,570              249,990              (83,772)      -32.52%
                                          -----------------------------------------------------          ------------------------
     Total deposits                       $11,710,501          $12,016,212          $11,088,410          $  (305,711)       -2.54%
                                          =====================================================          ========================


TABLE 13 - MATURITY OF CERTIFICATES OF DEPOSIT OF $100,000 OR MORE AT DECEMBER 31, 1999

The following table sets forth the scheduled maturity of certificates of deposit of $100,000 or more at December 31, 1999.

                              Balance           Percent
                              -------           -------
(Dollars in thousands)
3 months or less             $400,251            42.02%
Over 3 to 6 months            248,221            26.06%
Over 6 to 12 months           195,932            20.57%
More than 12 months           108,142            11.35%
                             --------           ------
                             $952,546           100.00%
                             ========           ======

Other Funding Sources
     Average borrowed funds for 1999 were $4.4 billion, compared with $2.8 billion in 1998. The increase in borrowed funds was utilized in part to fund higher levels of investment securities. The Company's primary sources of funds, other than deposits, are securities sold under repurchase agreements and advances from the Federal Home Loan Bank of Boston ("FHLB"). Average FHLB borrowings increased because growth in average earning assets exceeded growth in deposits. FHLB collateral consists primarily of first mortgage loans secured by single-family properties, certain unencumbered securities and other qualified assets. At December 31, 1999, FHLB borrowings amounted to $4.0 billion. The Company's additional borrowing capacity with the FHLB at December 31, 1999 was approximately $1.5 billion. See Note 11 to the Consolidated Financial Statements.

     At December 31, 1999 and 1998, securities sold under repurchase agreements amounted to $1.3 billion and $800.5 million, respectively, and were collateralized by mortgage-backed securities and U.S. Government obligations. See Note 10 to the Consolidated Financial Statements.


RISK MANAGEMENT

     The primary goal of the Company's risk management program is to determine how certain existing or emerging issues facing the Company or the financial services industry affect the nature and extent of the risks faced by the Company. Based on a periodic self-evaluation, the Company determines key issues and develops plans and/or objectives to address risk. The Board of Directors (the "Board") and management believe that there are seven applicable "risk categories," consisting of credit risk, interest rate risk, liquidity risk, transaction risk, compliance risk, strategic risk and reputation risk. Each risk category is viewed from a quantity of risk perspective (high, medium or low) coupled with a quality of risk perspective. In addition, an aggregate level of risk is assigned to the Company as a whole as well as the direction of risk (stable, increasing or decreasing). Each risk category and the overall risk level is compared to regulatory views on a regular basis and then reported to the Board with an accompanying explanation as to the existence of any differences. The risk program includes risk identification, risk measurement, risk control and risk monitoring.

     The Board has established the overall strategic direction of the Company. It approves the overall risk policies of the Company and oversees the overall risk management process for the Company. The Board has delegated authority to three Board Committees, consisting of Audit, Board Risk Management and Asset Review Committees, and has charged each Committee with overseeing key risks. The executive risk management committee, which reports to the Board, evaluates the seven key risk areas of the Company and makes recommendations to the Board Risk Management Committee.

ASSET-LIABILITY MANAGEMENT

     The goal of asset-liability management is the prudent control of market risk, liquidity and capital. Asset-liability management is governed by policies reviewed and approved annually by the Board and monitored periodically by a committee of the Board. The Board delegates responsibility for asset-liability management to the corporate Liquidity and Funds Management Committee ("LFMC"), which is comprised of members of senior management and sets strategic directives that guide the day-to-day asset-liability management activities of the Company. The LFMC also reviews and approves all major risk, liquidity and capital management programs.

Market Risk

     Market risk is the sensitivity of income to changes in interest rates, foreign exchange rates, commodity prices and other market-driven rates or prices. The Company has no trading operations and thus is only exposed to non-trading market risk.

     Interest-rate risk, including mortgage prepayment risk, is by far the most significant non-credit risk to which the Company is exposed. Interest-rate risk is the sensitivity of income to changes in interest rates. Changes in interest rates, as well as fluctuations in the level and duration of assets, affect net interest income, the Company's primary source of revenue. This risk arises directly from the Company's core banking activities - lending, deposit gathering and loan servicing. In addition to directly impacting net interest income, changes in the level of interest rates can also affect, (i) the amount of loans originated and sold by the institution, (ii) the ability of borrowers to repay adjustable or variable rate loans, (iii) the average maturity of loans, (iv) the rate of amortization of capitalized mortgage servicing rights and premiums paid on securities, (v) the amount of unrealized gains and losses on securities available for sale and (vi) the value of the Company's investment securities and mortgage loans and the resultant ability to realize gains on the sale of such assets.

     The primary objective of interest-rate risk management is to control the Company's exposure to interest-rate risk both within limits approved by the Board of Directors and guidelines established by the LFMC. These limits and guidelines reflect the Company's tolerance for interest-rate risk over both short-term and long-term horizons. The Company attempts to control interest-rate risk by identifying, quantifying and, where appropriate, hedging its exposure.

     The Company quantifies and measures interest-rate exposures using a model to dynamically simulate net-interest income under various interest rate scenarios over a 12 month period. Simulated scenarios include deliberately extreme interest rate "shocks" and more gradual interest rate "ramps." Key assumptions in these simulation analyses relate to behavior of interest rates and spreads, the increases or decreases of product balances and the behavior of the Company's deposit and loan customers. The most material assumption relates to the prepayment of mortgage assets (including mortgage loans, securities and mortgage servicing rights). The risk of prepayment tends to increase when interest rates fall. Since future prepayment behavior of loan customers is uncertain, the resultant interest rate sensitivity of loan assets cannot be determined exactly. Complicating management's efforts to measure interest rate risk is the uncertainty of the maturity, repricing and/or runoff of some of the Company's assets and liabilities.

     To cope with these uncertainties, management gives careful attention to its assumptions. For example, many of the Company's interest-bearing deposit products (e.g. interest checking, savings and money market deposits) have no contractual maturity and based on historical experience have only a limited sensitivity to movements in market rates. Because management believes it has some control with respect to the extent and timing of rates paid on non-maturity deposits, certain assumptions regarding rate changes are built in to the model. In the case of prepayment of mortgage assets, assumptions are derived from published dealer median prepayment estimates for comparable mortgage loans.

     The Company manages the interest-rate risk inherent in its core banking operations primarily using on-balance sheet instruments, mainly fixed-rate portfolio securities and borrowed fund maturities. When appropriate, the Company will utilize off-balance sheet interest rate instruments such as interest-rate swaps, interest rate floors and interest rate corridor agreements, among other instruments. At December 31, 1999, the Company had interest rate floor agreements in the notional amount of $495 million, of which $200 million were used to hedge mortgage servicing rights as discussed below, and $295 million were purchased to hedge variable rate loans. These floors will mature no later than June 2001 and may expire worthless as their strike prices are currently well below market prices. At December 31, 1999, the Company also had $50 million notional amount of interest rate swaps that mature in January 2001, pursuant to which the Company pays a fixed rate of 4.99% and receives a floating rate equal to 3-month LIBOR. At December 31, 1999 the Company also has $50 million notional amount of interest rate corridor agreements that mature in December 2003, which benefit the Company when the 3-month LIBOR is over 6%.

     The Board's policy on interest-rate risk simulation specifies that if interest rates were to shift immediately up or down 200 basis points, estimated net interest income for the subsequent 12 months should decline by less than 10%. The Company was in compliance with this limit at December 31, 1999. The Company also monitors gradual changes in market interest rates, which it believes better represents its exposure to net interest income. The following table reflects the estimated percentage exposure of the Company's net interest income for the following 12 months assuming a gradual shift in market interest rates of 100 and 200 basis points, respectively.

                      200 Basis Point      100 Basis Point     100 Basis Point     200 Basis Point
                       Rate Increase        Rate Increase       Rate Decrease       Rate Decrease
                      ---------------      ---------------     ---------------     ---------------

December 31, 1999         (3.11)%              (1.72)%               1.57%               0.96%
                           ====                 ====                 ====                ====

     The results implied in the above table indicate estimated changes in simulated net interest income for the subsequent 12 months assuming a gradual shift up or down in market rates of 100 and 200 basis points across the entire yield curve. Assuming a downward shift in rates, savings, money market and NOW accounts have implied interest rate floors and it is assumed that the related interest expense on these accounts will not decrease in proportion to the downward shift in rates. Assuming an upward shift in rates of 200 basis points, the simulated increase in interest income would be less than the simulated increase in interest expense as the Company's fixed-rate earning assets exceed its fixed-cost paying liabilities. It should be emphasized, however, that the results are dependent on material assumptions such as those discussed above.

     The Company uses interest rate floors and various cash instruments to mitigate the prepayment risk associated with mortgage servicing rights (see "Non-Interest Income" for further details). For mortgage servicing rights, the adverse impact of current movements in interest rates on expected future cash flows must be recognized immediately through an adjustment to their carrying value. If interest rates decline, estimated future fee income from mortgage servicing rights is reduced because of an expected increase in mortgage prepayments.

The following table sets forth the net exposure at the date indicated of the carrying value of mortgage servicing rights and identified hedge instruments assuming an immediate shift by the indicated amount in market interest rates.

                                  200 Basis Point    100 Basis Point    100 Basis Point    200 Basis Point
December 31, 1999                  Rate Decrease      Rate Decrease      Rate Increase      Rate Increase
                                  ------------------------------------------------------------------------
                                                           (Dollars in thousands)

  Mortgage servicing rights          $(21,200)          $ (8,800)          $  7,000           $ 10,600
  Interest rate floors                  7,100              2,600             (1,000)            (1,200)
  U.S. Treasury bonds                   6,000              2,600             (2,200)            (3,900)
  Principal only strips                 5,700              2,800             (1,600)            (2,200)
                                     ---------------------------------------------------------------------
  Net exposure                       $ (2,400)          $   (800)          $  2,200           $  3,300
                                     =====================================================================


     The foregoing estimates of the effects of specified changes in interest rates on the Company's net interest income and the carrying value of its mortgage servicing rights are based on various assumptions, as discussed above, which approximate actual experience and which management of the Company considers to be reasonable. The effects of changes in interest rates on the Company could vary substantially if different assumptions were used or actual experience differs from the historical experience on which the assumptions are based.

     The most significant factors affecting market risk exposure of net interest income during 1999 were (i) the increases in market interest rates, (ii) changes in the composition of mortgage assets, (iii) increase and diversification of assets and off-balance sheet interest-rate instruments used to hedge mortgage servicing rights and (iv) changes in the composition of interest-bearing deposits and borrowings.

     The Company's earnings are not directly and materially impacted by movements in foreign currency rate or commodity prices. Virtually all transactions are denominated in the U.S. dollar. Movements in equity prices may have an indirect but modest impact on earnings by affecting the volume of activity or the amount of fees from investment-related businesses.

LIQUIDITY

     On a parent-only basis, the Company's commitments and debt service requirements at December 31, 1999, consisted primarily of $98.8 million of junior subordinated debentures (including accrued interest) issued to two subsidiaries, $68.8 million to Peoples Heritage Capital Trust I and $30 million to Banknorth Capital Trust I, in connection with the issuance of 9.06% Capital Securities due 2027 and 10.52% Capital Securities due 2027, respectively. See Notes 12 and 18 to the Consolidated Financial Statements. The principal sources of funds for the Company to meet parent-only obligations are dividends from its banking subsidiaries, which are subject to regulatory limitations. See Note 13 to the Consolidated Financial Statements. Other sources of funds available to the Company on a parent-only basis include borrowings from public and private sources.

     For banking subsidiaries of the Company, liquidity represents the ability to meet both loan commitments and deposit withdrawals. Funds to meet these needs generally can be obtained by converting liquid assets to cash or by attracting new deposits or other sources of funding. Many factors affect a bank's ability to meet liquidity needs, including variations in the markets served, its asset-liability mix, its reputation and credit standing in the market and general economic conditions.

     In addition to traditional in-market deposit sources, banks have many other sources of liquidity, including proceeds from maturing securities and loans, the sale of securities, asset securitizations and other non-relationship funding sources, such as FHLB borrowings, senior or subordinated debt, commercial paper and wholesale purchased funds. Management believes that the high proportion of residential and installment consumer loans in its banks' loan portfolios also provides a significant amount of contingent liquidity through the conventional securitization programs that exist today.

     Management believes that the level of liquidity is sufficient to meet current and future funding requirements. For additional information regarding off-balance sheet risks and commitments, see Note 14 to the Consolidated Financial Statements.

CAPITAL

     At December 31, 1999 and 1998, shareholders' equity totaled $1.2 billion or 6.44% and 7.43% of total assets at December 31, 1999 and 1998, respectively. The changes in shareholders' equity included the $127.3 million increase in net unrealized loss on securities available for sale, $54 million of stock repurchases (2,941,800 shares) and $65 million in dividends to shareholders, which were partially offset by the Company's net income during 1999.

     Capital guidelines issued by the Federal Reserve Board require the Company to maintain certain ratios. The Company's Tier 1 Capital, as defined by the Federal Reserve Board, was $1.2 billion or 6.75% of average assets at December 31, 1999, compared to $1.1 billion or 7.22% of average assets at December 31, 1998. The Company's regulatory capital ratios currently exceed all applicable requirements. See Note 13 to the Consolidated Financial Statements.

     The Company's banking subsidiaries also are subject to federal regulatory capital requirements. At December 31, 1999, each of the Company's banking subsidiaries was deemed to be "well capitalized" under the regulations of the applicable federal banking agency and in compliance with applicable regulatory capital requirements.

YEAR 2000

     The Company has not experienced any significant disruptions to its financial or operating activities caused by failure of its computerized systems resulting from Year 2000 issues. Management does not expect Year 2000 issues to have a material adverse effect on the Company's operations or financial results in 2000.

     The Company does not separately track the internal costs incurred for the Year 2000 expenses, except for the dedicated salary of the project coordinator. The vast majority of internal costs related to the payroll cost for staff assigned to the Year 2000 project team and Company personnel assigned to testing the changes resulting from the Year 2000 effort. The Company incurred approximately $2.9 million in incremental costs in 1999 for Year 2000 work. All Year 2000 costs were expensed as incurred and were funded out of the Company's operating cash flow.


IMPACT ON NEW ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which sets accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. This Statement, which is effective for years beginning January 1, 2000, is not expected to have a significant impact on the Company's financial condition or results of operations. In May 1999, the FASB issued an exposure draft to amend SFAS No. 133 to defer the effective date to January 1, 2001.


FORWARD LOOKING STATEMENTS

     Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary polices of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

     The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

BANKNORTH GROUP, INC.
CONSOLIDATED BALANCE SHEETS

(In thousands, except number of shares and per share data)                                           December 31,
                                                                                             ---------------------------
                                                                                             1999                   1998
                                                                                             ----                   ----
ASSETS

Cash and due from banks                                                                   $   546,816            $   580,261
Federal funds sold and other short-term investments                                           229,579                288,778
Securities available for sale, at market value                                              6,316,031              4,113,996
Securities held to maturity, market value $535,605 in 1999
  and $267,161 in 1998                                                                        557,151                265,778
Loans held for sale, market value $82,382 in 1999
  and $561,620 in 1998                                                                         82,318                560,750

Loans and leases                                                                            9,854,656              9,925,137
  Less: Allowance for loan and lease losses                                                   155,048                155,098
                                                                                          -----------            -----------
          Net loans and leases                                                              9,699,608              9,770,039
                                                                                          -----------            -----------

Premises and equipment                                                                        192,540                195,510
Goodwill and other intangibles                                                                184,381                204,587
Mortgage servicing rights                                                                      52,724                 45,439
Bank owned life insurance                                                                     288,783                109,250
Other assets                                                                                  358,333                318,732
                                                                                          -----------            -----------
     Total assets                                                                         $18,508,264            $16,453,120
                                                                                          ===========            ===========

LIABILITIES AND SHAREHOLDERS'S EQUITY
Deposits:
 Savings accounts                                                                         $ 1,567,776            $ 1,613,060
 Money market access and NOW accounts                                                       3,698,934              3,564,737
 Certificates of deposit (including certificates of $100 or more of
          $952,546 in 1999 and $970,808 in 1998)                                            4,448,229              4,728,916
 Brokered deposits                                                                            173,798                257,570
 Demand deposits                                                                            1,821,764              1,851,929
                                                                                          -----------            -----------
          Total deposits                                                                   11,710,501             12,016,212

Federal funds purchased and securities sold under repurchase agreements                     1,302,821                830,926
Borrowings from the Federal Home Loan Bank of Boston                                        3,997,819              2,032,647
Other borrowings                                                                               66,838                 46,600
Other liabilities                                                                             139,236                174,345
                                                                                          -----------            -----------
 Total liabilities                                                                         17,217,215             15,100,730
                                                                                          -----------            -----------

Company obligated, mandatorily redeemable securities of subsidiary trusts
 holding solely parent junior subordinated debentures                                          98,775                130,000

Shareholders' equity:
 Preferred stock, par value $0.01; 5,000,000 shares authorized,
          none issued                                                                              --                     --
 Common stock, par value $0.01; 200,000,000 shares authorized,
          149,623,204 issued in 1999 and 149,624,400 in 1998                                    1,496                  1,496
 Paid-in capital                                                                              617,523                618,624
 Retained earnings                                                                            787,238                669,357
 Unearned compensation                                                                         (2,751)                (3,756)
 Accumulated other comprehensive income                                                      (125,394)                 1,858
 Treasury stock at cost (4,649,306 shares in 1999 and 3,519,704 shares in 1998)               (85,838)               (65,189)
                                                                                          -----------            -----------
 Total shareholders' equity                                                                 1,192,274              1,222,390
                                                                                          -----------            -----------
                                                                                          $18,508,264            $16,453,120
                                                                                          ===========            ===========

See accompanying notes to Consolidated Financial Statements.

BANKNORTH GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except
number of shares and per share data)                                        Year Ended December 31,
                                                                ------------------------------------------------
                                                                1999                  1998                  1997
                                                                ----                  ----                  ----
Interest and dividend income:
  Interest and fees on loans and leases                     $    826,565          $    908,944          $    823,414
  Interest and dividends on securities                           400,954               237,216               232,613
                                                            ------------          ------------          ------------
     Total interest and dividend income                        1,227,519             1,146,160             1,056,027
                                                            ------------          ------------          ------------

Interest expense:
  Interest on deposits                                           373,526               405,416               370,921
  Interest on borrowed funds                                     229,764               150,228               118,760
                                                            ------------          ------------          ------------
     Total interest expense                                      603,290               555,644               489,681
                                                            ------------          ------------          ------------

     Net interest income                                         624,229               590,516               566,346
Provision for loan and lease losses                               23,575                23,775                15,763
     Net interest income after provision
       for loan and lease losses                                 600,654               566,741               550,583
                                                            ------------          ------------          ------------

Noninterest income:
  Customer services                                               69,197                54,897                46,619
  Mortgage banking services                                       20,423                32,694                33,346
  Trust and investment advisory services                          39,378                29,428                23,844
  Insurance commissions                                           20,289                13,006                 1,899
  Net securities gains                                               655                 6,423                 2,837
  Bank owned life insurance                                       15,522                 5,934                 2,328
  Merchant and card product income                                13,126                 9,615                 7,920
  Other noninterest income                                        13,205                15,550                18,188
                                                            ------------          ------------          ------------
                                                                 191,795               167,547               136,981
                                                            ------------          ------------          ------------
Noninterest expenses:
  Salaries and employee benefits                                 231,500               230,433               219,191
  Data processing                                                 38,806                32,288                27,065
  Occupancy                                                       39,326                36,637                35,000
  Equipment                                                       30,205                30,013                31,039
  Amortization of goodwill and deposit premiums                   20,642                17,354                14,029
  Distributions of securities of subsidiary trusts                 9,834                12,216                10,455
  Advertising and marketing                                       14,172                14,675                14,426
  Special charges                                                 28,002                61,140                23,559
  Other noninterest expenses                                      85,655                84,710                89,124
                                                            ------------          ------------          ------------
                                                                 498,142               519,466               463,888
                                                            ------------          ------------          ------------

Income before income tax expense                                 294,307               214,822               223,676
Applicable income tax expense                                     97,349                73,078                78,188
                                                            ------------          ------------          ------------
     Net income                                             $    196,958          $    141,744          $    145,488
                                                            ============          ============          ============

Weighted average shares outstanding:
       Basic                                                 145,757,788           146,119,422           145,481,258
       Diluted                                               147,427,667           148,964,639           148,600,118

Earnings per share:
       Basic                                                $       1.35          $       0.97          $       1.00
       Diluted                                                      1.34                  0.95                  0.98

See accompanying notes to Consolidated Financial Statements.

BANKNORTH GROUP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
(In thousands, except number of shares and per share data)

                                                                                                                Unearned
                                                             Par             Paid-in         Retained            Compen-
                                                            Value            Capital         Earnings            sation
                                                          ---------------------------------------------------------------

Balances at December 31, 1996                           $     1,337      $   595,470      $   503,588      $    (5,654)
Net income                                                       --               --          145,488               --
Unrealized gains on securities,
  net of reclassification adjustment(1)                          --               --               --               --
     Comprehensive income
Common stock issued for employee benefit plans                    7            4,846               --               --
Treasury stock issued for employee benefit plans                 --               23           (3,102)             (98)
Treasury stock purchased                                         --               --               --               --
Issuance of restricted stock                                     --            3,335               (4)            (315)
Amortization of employee restricted stock                        --              851               --              (82)
Common stock issued for acquisitions                             --               (5)           2,572               --
Decrease in unearned compensation - ESOP                         --              901               --              836
Cash dividends paid                                              --               --          (57,608)              --
Common stock dividends declared                                   1            1,761           (1,769)              --
2 for 1 stock split                                             143             (143)              --               --
Pooled company transactions                                      (4)          (4,405)            (382)              --
                                                        --------------------------------------------------------------
Balances at December 31, 1997                                 1,484          602,634          588,783           (5,313)
Net income                                                       --               --          141,744               --
Unrealized losses on securities,
  net of reclassification adjustment(1)                          --               --               --               --
Minimum pension liability
     Comprehensive income
Cancellation of treasury shares at acquisition                   (3)          (4,996)              --               --
Common stock issued for employee benefit plans                   11           10,387               --             (545)
Treasury stock issued for employee benefit plans                 --               --           (4,164)              --
Treasury stock purchased                                         --               --               --               --
Issuance of restricted stock                                     --              426              (37)            (254)
Amortization of employee restricted stock                        --              259               --              538
Common stock issued for acquisitions                              4            8,538               --               --
Decrease in unearned compensation - ESOP                         --            1,376               --            1,818
Cash dividends paid                                              --               --          (57,231)              --
Pooled company transactions                                                                       262
                                                        --------------------------------------------------------------
Balances at December 31, 1998                                 1,496          618,624          669,357           (3,756)
Net income                                                       --               --          196,958               --
Unrealized losses on securities,
  net of reclassification adjustment(1)                          --               --               --               --
     Comprehensive income
Premium on repurchase of trust preferred securities              --           (1,801)              --               --
Treasury stock issued for employee benefit plans                 --               (4)         (13,396)              --
Treasury stock purchased                                         --               --               --               --
Issuance of restricted stock                                     --              176             (313)            (655)
Amortization of employee restricted stock                        --             (813)              --              929
Decrease in unearned compensation - ESOP                         --            1,341               --              731
Cash dividends paid                                              --               --          (65,368)              --
                                                        --------------------------------------------------------------
Balances at December 31, 1999                           $     1,496      $   617,523      $   787,238      $    (2,751)
                                                        ==============================================================



                                                                        Accumulated Other
                                                         Treasury         Comprehensive
                                                           Stock          Income (Loss)      Total
                                                         --------------------------------------------
Balances at December 31, 1996                           $    (5,758)     $    (1,093)     $ 1,087,890
Net income                                                       --               --          145,488
Unrealized gains on securities,
  net of reclassification adjustment(1)                          --           12,349           12,349
                                                                                          -----------
     Comprehensive income                                                                     157,837
                                                                                          -----------
Common stock issued for employee benefit plans                   --               --            4,853
Treasury stock issued for employee benefit plans             14,356               --           11,179
Treasury stock purchased                                    (50,105)              --          (50,105)
Issuance of restricted stock                                    315               --            3,331
Amortization of employee restricted stock                        --               --              769
Common stock issued for acquisitions                          6,731               --            9,298
Decrease in unearned compensation - ESOP                         --               --            1,737
Cash dividends paid                                              --               --          (57,608)
Common stock dividends declared                                  --               --               (7)
2 for 1 stock split                                              --               --               (0)
Pooled company transactions                                      --               --           (4,791)
                                                        ---------------------------------------------
Balances at December 31, 1997                               (34,461)          11,256        1,164,383
Net income                                                       --               --          141,744
Unrealized losses on securities,
  net of reclassification adjustment(1)                          --           (9,148)          (9,148)
Minimum pension liability                                                       (250)            (250)
                                                                                          -----------
     Comprehensive income                                                                     132,346
                                                                                          -----------
Cancellation of treasury shares at acquisition                  (41)              --           (5,040)
Common stock issued for employee benefit plans                   --               --            9,853
Treasury stock issued for employee benefit plans             17,479               --           13,315
Treasury stock purchased                                    (50,300)              --          (50,300)
Issuance of restricted stock                                    213               --              348
Amortization of employee restricted stock                        --               --              797
Common stock issued for acquisitions                             --               --            8,542
Decrease in unearned compensation - ESOP                         --               --            3,194
Cash dividends paid                                              --               --          (57,231)
Pooled company transactions                                   1,921                             2,183
                                                        ---------------------------------------------
Balances at December 31, 1998                               (65,189)           1,858        1,222,390
Net income                                                       --               --          196,958
Unrealized losses on securities,
  net of reclassification adjustment(1)                          --         (127,252)        (127,252)
                                                                                          -----------
     Comprehensive income                                                                       69,706
                                                                                          -----------
Premium on repurchase of trust preferred securities              --               --           (1,801)
Treasury stock issued for employee benefit plans             31,752               --           18,352
Treasury stock purchased                                    (53,745)              --          (53,745)
Issuance of restricted stock                                  1,344               --              552
Amortization of employee restricted stock                        --               --              116
Decrease in unearned compensation - ESOP                         --               --            2,072
Cash dividends paid                                              --               --          (65,368)
                                                        ---------------------------------------------
Balances at December 31, 1999                           $   (85,838)     $  (125,394)     $ 1,192,274
                                                        =============================================

(1)  Disclosure of reclassification amount (all amounts net of tax):

                                                                                         December 31,
                                                                           ---------------------------------------
                                                                              1999           1998           1997
                                                                           ---------------------------------------
Unrealized holding gains (losses) arising during the period                $(126,842)     $  (4,946)     $  14,190
Less: reclassification adjustment for net gains included in net income           410          4,202          1,841
                                                                           ---------------------------------------
Net unrealized gains (losses) on securities                                $(127,252)     $  (9,148)     $  12,349
                                                                           =======================================

See accompanying notes to Consolidated Financial Statements.

BANKNORTH GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)                                                                              Year Ended December 31,
                                                                            --------------------------------------------------------
                                                                               1999                  1998                  1997
                                                                            --------------------------------------------------------
Cash flows from operating activities:
Net income                                                                  $   196,958           $   141,744           $   145,488
Adjustments to reconcile net income to net cash provided (used)
  by operating activities:
     Provision for loan and lease losses                                         23,575                23,775                15,763
     Provision for depreciation                                                  26,975                25,939                25,648
     Amortization of goodwill and other intangibles                              20,642                17,354                14,029
     Net (increase) decrease in net deferred tax assets                            (920)               18,693                12,040
     ESOP and restricted stock expense                                            2,072                 3,194                 1,737
     Amortization of employee restricted stock                                      116                   797                   769
     Issuance of restricted stock units                                             552                   348                   100
     Net (gains) losses realized from sales of securities and
       consumer loans                                                              (655)               (6,423)               (2,750)
     Net (gains) losses realized from sales of loans held for sale                  415               (21,870)              (13,031)
     Earnings from bank owned life insurance                                    (14,133)               (5,934)               (2,328)
     Net decrease (increase) in mortgage servicing rights                        (7,285)               20,164               (20,189)
     Proceeds from sales of loans held for sale                               1,118,166             5,532,324             3,349,449
     Residential loans originated and purchased for sale                       (640,149)           (5,639,625)           (3,556,865)
     Net decrease (increase) in interest and dividends
       receivable and other assets                                              (11,300)              (42,290)              (51,091)
     Net increase (decrease) in other liabilities                                13,957                 6,796                (3,182)
                                                                            -------------------------------------------------------
Net cash provided (used) by operating activities                                728,986                74,986               (84,413)
                                                                            -------------------------------------------------------

Cash flows from investing activities:
     Proceeds from maturities and principal repayments of
       securities held to maturity                                               96,226               134,625               121,327
     Purchase of securities held to maturity                                         --              (148,553)              (93,921)
     Proceeds from sales of securities available for sale                        44,330               787,459               337,505
     Proceeds from maturities and principal repayments of
       securities available for sale                                          1,754,826             1,434,137             1,073,213
     Purchases of securities available for sale                              (3,958,537)           (2,983,722)           (1,950,205)
     Net (increase) decrease in loans and leases                               (586,876)              173,153            (1,257,719)
     Proceeds from sales of loans                                                    --                    --                36,502
     Net additions to premises and equipment                                    (24,006)              (27,992)              (26,166)
     Purchase of bank owned life insurance                                     (165,400)                   --               (40,000)
     Payment for acquisitions, net of cash acquired                                  --               122,526               (28,261)
                                                                            -------------------------------------------------------
Net cash provided (used) by investing activities                             (2,839,437)             (508,367)           (1,827,725)
                                                                            -------------------------------------------------------

Cash flows from financing activities:
     Net increase (decrease) in deposits                                       (305,711)              637,791               737,776
     Net increase (decrease) in securities sold under
       repurchase agreements                                                    502,340                88,569                60,672
     Proceeds from Federal Home Loan Bank of Boston borrowings                5,003,333             3,357,550             2,050,283
     Payments on Federal Home Loan Bank of Boston borrowings                 (3,038,162)           (3,197,979)           (1,184,822)
     Proceeds from issuance (repurchase) of securities of
       subsidiary trusts                                                        (33,026)                   --               128,361
     Net increase (decrease) in other borrowings                                 20,238                (8,052)               (8,234)
     Issuance of common stock                                                    18,353                23,673                17,105
     Purchase of treasury stock                                                 (53,745)              (55,340)              (55,981)
     Cash dividends paid to shareholders                                        (65,368)              (57,231)              (57,608)
                                                                            -------------------------------------------------------
Net cash provided by financing activities                                     2,048,252               788,981             1,687,552
                                                                            -------------------------------------------------------

Increase (decrease) in cash and cash equivalents                                (62,199)              355,600              (224,586)
Cash and cash equivalents at beginning of period                                838,594               482,994               707,580
                                                                            --------------------------------------------------------
Cash and cash equivalents at end of period                                  $   776,395           $   838,594           $   482,994
                                                                            =======================================================


In conjunction with the purchase acquisitions detailed in Note 2 to the Consolidated Financial Statements, assets were acquired and liabilities were assumed as follows:
     Fair value of assets acquired                                                   --           $   123,311           $    21,424
     Less liabilities assumed                                                        --               292,079                12,122


--------------------------------------------------------------------------------
For the years ended December 31, 1999, 1998 and 1997, interest of $ 599,981, $563,557 and $ 481,280 and income taxes of $ 77,436, $ 56,995 and $ 58,747 were paid, respectively. During 1999 and 1998, $ 245,233 and $ 28,184 of investment securities were transferred to securities available for sale. During 1999, $632,735 of portfolio loans were transferred to loans held to maturity.
--------------------------------------------------------------------------------

See accompanying notes to Consolidated Financial Statements.

BANKNORTH GROUP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All dollar amounts expressed in thousands, except share data)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting and reporting policies of Banknorth Group, Inc. (the "Company") and its subsidiaries conform to generally accepted accounting principles and to general practice within the banking industry. The Company's principal business activities are retail, commercial and mortgage banking as well as trust, investment advisory and insurance brokerage services, and are conducted through the Company's direct and indirect subsidiaries located in Maine, New Hampshire, Massachusetts and Connecticut, Vermont and New York, consisting of Peoples Heritage Bank, N.A., Bank of New Hampshire, N.A., First Massachusetts, N.A., Franklin Lamoille Bank, N.A., First Vermont Bank, N.A., The Howard Bank, N.A.,The Stratevest Group, N.A., and Evergreen Bank N.A., respectively (collectively, the "Banks"), as well as wholly-owned subsidiaries of the Banks. The Company and its subsidiaries are subject to regulation of, and periodic examination by, the Office of the Comptroller of Currency and the Federal Reserve Board, among other agencies. The following is a description of the more significant accounting policies.

Financial Statement Presentation.
     The Consolidated Financial Statements include the accounts of Banknorth Group, Inc. and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. Certain amounts in prior periods have been reclassified to conform to the current presentation.

     The Consolidated Financial Statements have been restated to reflect the Company's acquisition of Banknorth Group, Inc. on May 10, 2000 which was accounted for as a pooling-of-interests. In accordance with accounting requirements for pooling-of-interests business combinations, the financial statements of the Company and Banknorth have been combined based on historical financial statements as previously reported by each company. See Note 2 - "Acquisitions".

     Assets held in a fiduciary capacity by subsidiary trust departments are not assets of the Company and, accordingly, are not included in the Consolidated Balance Sheets.

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to change relate to the determination of the allowance for loan and lease losses, deferred tax assets and the valuation of mortgage servicing rights.

Cash and Cash Equivalents.
     The Company is required to comply with various laws and regulations of the Federal Reserve Bank which require that the Company maintain certain amounts of cash on deposit and is restricted from investing those amounts.

     For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks federal funds sold and other short-term investments minus federal funds purchased. Generally, federal funds are sold or purchased for one-day periods.

Securities.
     Investments in debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and reflected at amortized cost.

     Investments not classified as "held to maturity" are classified as "available for sale." Securities available for sale consist of debt and equity securities that are available for sale in response to changes in market interest rates, liquidity needs, changes in funding sources and other similar factors. These assets are specifically identified and are carried at market value. Changes in market value, net of applicable income taxes, are reported as a separate component of shareholders' equity and comprehensive income. When a decline in market value of a security is considered other than temporary, the loss is charged to net securities gains (losses) in the consolidated statements of income as a writedown.

     Premiums and discounts are amortized and accreted over the term of the securities on a level yield method adjusted for prepayments. Gains and losses on the sale of securities are recognized at the time of the sale using the specific identification method.

Loans.
     Loans are carried at the principal amounts outstanding adjusted by partial charge-offs and net deferred loan costs or fees. Except for residential real estate and consumer loans, loans are generally placed on nonaccrual status when they are past due 90 days as to either principal or interest, or when in management's judgment the collectibility of interest or principal of the loan has been significantly impaired. When a loan has been placed on nonaccrual status, previously accrued and uncollected interest is reversed against interest on loans. A loan can be returned to accrual status when collectibility of principal is reasonably assured and the loan has performed for a period of time, generally six months. Loans are classified as impaired when it is probable that the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status and collateral value.

     Loan origination and commitment fees and certain direct origination costs are deferred, and the net amount is amortized as an adjustment of the related loan's yield using the interest method over the contractual life of the related loans.

     Consumer lease financing loans are carried at the amount of minimum lease payments plus residual values, less unearned income which is amortized into interest income using the interest method.

Allowance for Loan and Lease Losses.
     The allowance for loan and lease losses is maintained at a level determined to be adequate by management to absorb future charge-offs of loans and leases deemed uncollectable. This allowance is increased by provisions charged to operating expense and by recoveries on loans previously charged off, and reduced by charge-offs on loans and leases.

     Arriving at an appropriate level of allowance for loan and lease losses necessarily involves a high degree of judgment. Primary considerations in this evaluation are prior loan loss experience, the character and size of the loan portfolio, business and economic conditions and management's estimation of future potential losses. The Company evaluates the commercial loan portfolio by using a loan by loan analysis of a significant portion of "classified" loans and calculating a reserve requirement on these loans. Based on these results, loss factors are applied to the remaining portfolio to calculate a range of possible loan losses. Loss factors are calculated based on the assigned risk rating, and are regularly updated based on the Company's actual loss experience. Residential real estate and consumer loans are evaluated as a group by applying historical charge-off and recovery experience to the current outstanding balance in each loan category, with consideration given to loan growth over the preceding twelve months. Although management uses available information to establish the appropriate level of the allowance for loan and lease losses, future additions to the allowance may be necessary based on estimates that are susceptible to change as a result of changes in economic conditions and other factors. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan and lease losses. Such agencies may require the Company to recognize adjustments to the allowance based on their judgments about information available to them at the time of their examination.

Bank Owned Life Insurance
     Bank owned life insurance (BOLI) represents life insurance on the lives of certain employees. The Company is the beneficiary of the insurance policies. Increases in the cash value of the policies, as well as insurance proceeds received, are recorded in other income, and are not subject to income taxes. The cash value is included in other assets.

Premises and Equipment.
     Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on the straight-line method over the estimated useful lives of related assets.

     Long-lived assets are evaluated periodically for impairment. An assessment of recoverability is performed prior to any writedown of the asset. If circumstances suggest that their value may be impaired, an expense would then be charged in the current period.

Goodwill and Other Intangibles.
     Goodwill is amortized on a straight-line basis over various periods not exceeding twenty years; core deposit premiums are amortized on a level-yield basis over the estimated life of the associated deposits. Goodwill and other intangible assets are reviewed for possible impairment when it is determined that events or changed circumstances may affect the underlying basis of the asset.

Mortgage Banking and Loans Held for Sale.
     Loans originated for sale are classified as held for sale. These loans are specifically identified and carried at the lower of aggregate cost or estimated market value. Forward commitments to sell residential real estate mortgages are contracts that the Company enters into for the purpose of reducing the market risk associated with originating loans for sale. Market value is estimated based on outstanding investor commitments or, in the absence of such commitments, current investor yield requirements.

     Gains and losses on sales of mortgage loans are determined using the specific identification method and recorded as mortgage sales income, a component of mortgage banking services income. The gains and losses resulting from the sales of loans with servicing retained are adjusted to recognize the present value of future servicing fee income over the estimated lives of the related loans. Purchased mortgage servicing rights are recorded at cost upon acquisition.

     Mortgage servicing rights are amortized on an accelerated method over the estimated weighted average life of the loans. Amortization is recorded as a charge against mortgage service fee income, a component of mortgage banking services income. The Company's assumptions with respect to prepayments, which affect the estimated average life of the loans, are adjusted periodically to reflect current circumstances. In evaluating the realizability of the carrying values of mortgage servicing rights, the Company assesses the estimated life of its servicing portfolio based on data which is disaggregated to reflect note rate, type and term on the underlying loans.

     Mortgage servicing fees received from investors for servicing their loan portfolios are recorded as mortgage servicing fee income when received. Loan servicing costs are charged to noninterest expenses when incurred.

Derivative Financial Instruments

     The Company uses a variety of off-balance sheet derivatives as part of its interest rate risk management strategy. The instruments most frequently used are interest rate swap, floor and corridor contracts. These contracts are designated and are effective as hedges of existing risk positions. These instruments are used to modify the repricing or maturity characteristics of specified assets or liabilities, and are linked to the related assets or liabilities being hedged. Changes in the fair value of the derivative are not included in the consolidated financial statements. The net interest income or expense associated with such derivatives is accrued and recognized as an adjustment to the interest income or interest expense of the asset or liability being hedged. The related interest receivable or payable from such contracts is recorded in accrued interest receivable or payable on the consolidated balance sheet. Premiums paid are amortized as an adjustment to the interest income or interest expense of the asset or liability being hedged. Realized gains and losses, if any, resulting from early termination of derivatives are deferred as an adjustment to the carrying value of the hedged item and recognized as an adjustment to the yield or interest cost of the hedged item over the remaining term of the original swap, floor or corridor contract. The Company may purchase interest rate floors tied to the CMT index to mitigate the prepayment risk associated with mortgage servicing rights which are accounted for as trading instruments and are carried at fair value. Changes in fair value are reported as a component of mortgage banking income. The Company also utilizes Treasury options to modify its forward mortgage commitments. Changes in fair value of the options are included in the calculation of the carrying value of loans held for sale.

Investments in Limited Partnerships
     The Company has several investments in tax advantaged limited partnerships. These investments are included in other assets and are amortized over the same period the tax benefits are expected to be received.

Pension, 401(k), and Other Employee Benefit Plans
     The Company and its subsidiaries have defined benefit and defined contribution pension plans which cover most full-time employees. The benefits are based on years of service and the employee's career average earnings. The Company's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.

     The Company maintains Section 401(k) savings plans for substantially all employees of the Company and its subsidiaries. Under the plans, the Company makes a matching contribution of a portion of the amount contributed by each participating employee, up to a percentage of the employee's annual salary. The plans allow for supplementary profit sharing contributions by the Company, at its discretion, for the benefit of participating employees

     The Company has a Profit Sharing Employee Stock Ownership Plan which is designed to invest primarily in Common Stock of the Company. Substantially all employees are eligible to participate in the Plan following one year of service. Employees may not make contributions to the Plan but may receive a discretionary contribution from the Company based on their pro-rata share of eligible compensation. The Company sponsors a leveraged employee stock ownership plan (the "ESOP"). The Company is required to make annual contributions to the ESOP equal to the ESOP's debt service and the unallocated shares are pledged as collateral for the debt. As the debt is repaid, shares are released from collateral and allocated to eligible employees. The Company accounts for this ESOP in accordance with AICPA SOP 93-6 "Employers' Accounting for Employee Stock Ownership Plans." Accordingly, the debt of the ESOP is recorded as long-term debt and the shares pledged as collateral are reported as unearned compensation on the balance sheet. As shares are released from collateral, the Company records compensation expense equal to the current market price of the shares, and the shares are treated as outstanding for purposes of calculating earnings per share.

Stock Compensation Plans
     Statement of Financial Accounting Standards (SFAS No. 123), "Accounting for Stock-Based Compensation" encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees," whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, must make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting had been applied. The pro forma disclosures include the effects of all awards granted on or after January 1, 1995. See Note 15 - Stock Based Compensation Plans.

Income Taxes
     The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. If current available information raises doubt as to the realization of the deferred tax assets, a valuation allowance is established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Income taxes are allocated to each entity in the consolidated group based on its share of taxable income.

     Tax credits generated from limited partnerships are reflected in earnings when realized for federal income tax purposes.

Earnings Per Share
     Earnings per share have been computed in accordance with SFAS No. 128, "Earnings Per Share". Basic earnings per share have been calculated by dividing net income by weighted average shares outstanding before any dilution adjusted to exclude the weighted average number of unallocated shares held by the ESOP. Diluted earnings per share have been calculated by dividing net income by weighted average shares outstanding after giving effect to the potential dilution that could occur if the common stock equivalents were converted into common stock using the treasury stock method.

Segment Reporting
     An operating segment is defined as a component of a business for which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and evaluate performance. The Company's primary business is banking, which provides over 90% of its revenues and profits. Banking services are provided within the framework of seven community banks which have similar economic characteristics, products and services, distribution channels and regulatory environments. Accordingly disaggregated segment information is not presented.

2. ACQUISITIONS

     On May 10, 2000, the Company completed the acquisition of Banknorth Group, Inc. ("Banknorth"). Banknorth was headquartered in Burlington, Vermont and had 100 offices located throughout Vermont, Massachusetts, New Hampshire and upstate New York. Shareholders of Banknorth exchanged their shares for 1.825 newly issued shares of the Company's common stock, plus cash in lieu of any fractional share interests. The acquisition was accounted for using the pooling-of-interests method. As of December 31, 1999, Banknorth had total assets of $4.6 billion and total shareholders' equity of $341 million.

     On January 1, 1999, the Company completed the acquisition of SIS Bancorp, Inc. ("SIS"). Approximately 16,255,885 shares of common stock of the Company (the "Common Stock") were issued in connection with this acquisition, which was accounted for as a pooling-of-interests. SIS had total assets of $2.0 billion and shareholders' equity of $139 million at December 31, 1998.

     During 1998, the Company completed the acquisition of three insurance agencies for an aggregate of 454,864 shares of Common Stock. These acquisitions were accounted for as purchases and, accordingly, the Company's financial statements reflect them from the date of acquisition. The Company recorded $9.3 million of goodwill in connection with these purchases. The acquired agencies have been integrated into the Company's existing insurance agency operations.

     On April 10, 1998, the Company completed the acquisition of CFX Corporation ("CFX"). Approximately 32,796,280 shares of Common Stock were issued in connection with this transaction. At December 31, 1997, CFX had total assets of $2.9 billion and total shareholders' equity of $245.7 million. The acquisition of CFX was accounted for as a pooling-of-interests and, accordingly, financial information for all periods presented prior to the date of acquisition has been restated to present the combined financial condition and results of operations as if the acquisition had been in effect for all such periods.

     In the fourth quarter of 1997, the Company purchased Atlantic Bancorp ("Atlantic"), the parent company of Atlantic Bank N.A. headquartered in Portland, Maine, for $70.8 million. Atlantic had total assets of $462.9 million and total shareholders' equity of $37.7 million. The Company recorded $34.7 million of goodwill with this transaction. During the same period, the Company also acquired all of the outstanding stock of MPN Holdings ("MPN"), the holding company of Morse, Payson & Noyes Insurance. The transaction was effected through the exchange of MPN stock for 445,678 shares of Common Stock and resulted in $7.8 million of goodwill. Both acquisitions were accounted for as purchases and, accordingly, the Company's financial statements reflect them from the date of acquisition.

     The Company incurred various merger related and restructuring charges in connection with the foregoing acquisitions and certain other matters (collectively, "special charges"). On a pre-tax basis special charges amounted to $28.0 million, $61.1 million and $23.6 million in 1999, 1998 and 1997, respectively. For additional information, see Note 9 - Special Charges.

3. SECURITIES AVAILABLE FOR SALE AND HELD TO MATURITY

A summary of the amortized cost and market values of securities available for sale and held to maturity follows:

                                                        Amortized       Gross Unrealized     Gross Unrealized           Market
                                                           Cost                Gains              Losses                Value
                                                        -----------------------------------------------------------------------
AVAILABLE FOR SALE
DECEMBER 31, 1999:
U. S. Government obligations and obligations
  of U.S.Government agencies and corporations           $  709,497          $       21          $  (22,702)          $  686,816
Tax-exempt bonds and notes                                  56,903                  82                (322)              56,663
Other bonds and notes                                      455,435                 141             (12,159)             443,417
Mortgage-backed securities                               4,264,364               1,629            (133,354)           4,132,639
Collateralized mortgage obligations                        723,290                 190             (23,914)             699,566
                                                        -----------------------------------------------------------------------
          Total debt securities                          6,209,489               2,063            (192,451)           6,019,101
Federal Home Loan Bank of Boston stock                     261,391                  --                  --              261,391
Other equity securities                                     38,422                  74              (2,957)              35,539
                                                        -----------------------------------------------------------------------
          Total equity securities                          299,813                  74              (2,957)             296,930
                                                        -----------------------------------------------------------------------
          Total securities available for sale           $6,509,302          $    2,137          $ (195,408)          $6,316,031
                                                        =======================================================================
DECEMBER 31, 1998:
U. S. Government obligations and obligations
  of U.S. Government agencies and corporations          $  518,105          $    2,383          $     (913)          $  519,575
Tax-exempt bonds and notes                                  42,455               1,077                  --               43,532
Other bonds and notes                                      193,167               2,580                (144)             195,603
Mortgage-backed securities                               2,674,133               6,041              (9,397)           2,670,777
Collateralized mortgage obligations                        471,159               2,476              (1,619)             472,016
                                                        -----------------------------------------------------------------------
          Total debt securities                          3,899,019              14,557             (12,073)           3,901,503
Federal Home Loan Bank of Boston stock                     163,227                  --                  --              163,227
Other equity securities                                     48,504               1,321                (559)              49,266
                                                        -----------------------------------------------------------------------
          Total equity securities                          211,731               1,321                (559)             212,493
                                                        -----------------------------------------------------------------------
          Total securities available for sale           $4,110,750          $   15,878          $  (12,632)          $4,113,996
                                                        =======================================================================
HELD TO MATURITY:
DECEMBER 31, 1999:
U. S. Government obligations and obligations
  of U.S.Government agencies and corporations           $    2,797          $        5          $      (35)          $    2,767
Tax-exempt bonds and notes                                   7,753                 114                 (29)               7,838
Other bonds and notes                                        1,480                  70                  --                1,550
Asset backed securities                                         --                  --                  --                   --
Mortgage-backed securities                                   3,789                  46                (110)               3,725
Collateralized mortgage obligations                        541,332                  --             (21,607)             519,725
                                                        -----------------------------------------------------------------------
          Total securities held to maturity             $  557,151          $      235          $  (21,781)          $  535,605
                                                        =======================================================================
DECEMBER 31, 1998:
U.S. Treasuries and Agencies                            $    3,582          $       87          $        0           $    3,669
States and political Subdivisions                            9,612                 659                  --               10,271
Other bonds and notes                                        2,171                 126                  (4)               2,293
Asset backed securities                                     65,350                 328                (104)              65,574
Mortgage-backed securities                                 174,064                 730                (521)             174,273
Collateralized mortgage obligations                         10,999                  90                  (8)              11,081
                                                        -----------------------------------------------------------------------
          Total securities held to maturity             $  265,778          $    2,020          $     (637)          $  267,161
                                                        =======================================================================

The amortized cost and market values of debt securities available for sale at December 31, 1999 by contractual maturities are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. At December 31, 1999, the Company had $285.9 million of securities available for sale with call provisions.

                                                     Available for Sale                        Held to Maturity
                                              -------------------------------------------------------------------------
                                              Amortized Cost       Market Value       Amortized Cost       Market Value
                                              -------------------------------------------------------------------------
December 31, 1999:
------------------
Due in one year or less                         $   75,344          $   75,161          $    4,411          $    4,340
Due after one year through five years              619,526             608,782               6,029               6,162
Due after five years through ten years             528,159             510,532               2,806               2,821
Due after ten years                              4,986,460           4,824,626             543,905             522,282
                                                ----------------------------------------------------------------------
          Total debt securities                 $6,209,489          $6,019,101          $  557,151          $  535,605
                                                ======================================================================

A summary of realized gains and losses on securities available for sale for 1999, 1998 and 1997 follows:

                  Gross Realized
              ----------------------
               Gains          Losses
              ------          ------
1999          $  885          $  361
1998           7,003             696
1997           5,584           2,783

4. LOANS AND LEASES

     The Company's lending activities are conducted principally in New England and upstate New York. The principal categories of loans in the Company's portfolio are residential real estate loans, which are secured by single-family (one to four units) residences; commercial real estate loans, which are secured by multi-family (five or more units) residential and commercial real estate; commercial business loans and leases; and consumer loans and leases. A summary of loans and leases follows:

                                                       December 31,
                                              ------------------------------
                                                  1999               1998
                                              -----------         ----------

Residential real estate mortgages             $2,270,417          $3,088,864
Commercial real estate mortgages:
     Commercial real estate                    2,493,492           2,078,725
     Construction and development                202,825             204,372
                                              ----------          ----------
                                               2,696,317           2,283,097
Commercial business loans and leases           1,924,201           1,836,412
Consumer loans and leases                      2,963,721           2,716,764
                                              ----------          ----------
  Total loans and leases                      $9,854,656          $9,925,137
                                              ==========          ==========


Loans and leases include unearned income and net deferred loan costs of $4.5 million at December 31, 1999 and $2.5 million at December 31, 1998.

The following table sets forth information regarding nonperforming loans and accruing loans 90 days or more overdue at the dates indicated:

                                                        December 31,
                                                  ------------------------
                                                    1999            1998
                                                  -------          -------
Residential real estate mortgages :
     Nonaccrual loans                             $17,283          $15,503
     Troubled debt restructurings                      28               32
                                                  -------          -------
     Total                                         17,311           15,535
Commercial real estate loans:
     Nonaccrual loans                              16,754           22,481
     Troubled debt restructurings                   1,002            5,946
                                                  -------          -------
     Total                                         17,756           28,427
Commercial business loans and leases:
     Nonaccrual loans                              17,027           18,736
     Troubled debt restructurings                      82              874
                                                  -------          -------
     Total                                         17,109           19,610
Consumer loans:
     Nonaccrual loans                               5,951           11,455
     Troubled debt restructurings                      --                5
                                                  -------          -------
     Total                                          5,951           11,460
Total nonperforming loans:
     Nonaccrual loans                              57,015           68,175
     Troubled debt restructurings                   1,112            6,857
                                                  -------          -------
     Total                                        $58,127          $75,032
                                                  =======          =======

Accruing loans which are 90 days overdue          $12,131          $24,450
                                                  =======          =======


     The ability and willingness of borrowers to repay loans is generally dependent on current economic conditions and real estate values within the borrowers' geographic areas.

     Interest income that would have been recognized for 1999 if nonperforming loans at December 31, 1999 had been performing in accordance with their original terms approximated $5.6 million.

     Impaired loans are commercial, commercial real estate, and individually significant mortgage and consumer loans for which it is probable that the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. The definition of "impaired loans" is not the same as the definition of "nonaccrual loans," although the two categories overlap. Nonaccrual loans include impaired loans and loans on which the accrual of interest is discontinued when collectibility of principal or interest is uncertain or on which payments of principal or interest have become contractually past due 90 days. The Company may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired, if (i) it is probable that the Company will collect all amounts due in accordance with the contractual terms of the loan or (ii) the loan is not a commercial, commercial real estate or an individually significant mortgage or consumer loan. The amount of impairment for these types of impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original contractual interest rate, and its recorded value, or, as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral. Mortgage and consumer loans which are not individually significant are measured for impairment collectively. Loans that experience insignificant payment delays and insignificant shortfalls in payment amounts generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed.

     At December 31, 1999 and 1998, total impaired loans were $49.5 million and $60.8 million, of which $25.9 million and $35.5 million had related allowances of $4.3 million and $9.6 million, respectively. During the years ended December 31, 1999 and 1998, the income recognized related to impaired loans was $4.3 million and $4.2 million respectively, and the average balance of outstanding impaired loans was $59.6 million and $54.6 million, respectively. The Company recognizes interest on impaired loans on the cash basis when the ability to collect the principal balance is not in doubt; otherwise, cash received is applied to the principal balance of the loan.


5. ALLOWANCE FOR LOAN AND LEASE LOSSES

     A summary of changes in the allowance for loan and lease losses follows:


                                                        Year Ended December 31,
                                          -------------------------------------------------
                                             1999                1998                1997
                                          -------------------------------------------------

Balance at beginning of period            $ 155,098           $ 150,615           $ 142,682
Allowance on acquired loans                      --               2,200               7,361
Provisions charged to operations             23,575              23,775              15,763
Loans and leases charged off                (36,034)            (38,410)            (35,212)
Recoveries                                   12,409              16,918              20,021
                                          -------------------------------------------------
Balance at end of period                  $ 155,048           $ 155,098           $ 150,615
                                          =================================================


6. PREMISES AND EQUIPMENT

     A summary of premises and equipment follows:

                                                               December 31,
                                                        --------------------------
                                                          1999              1998
                                                        --------------------------

Land                                                    $ 20,571          $ 23,307
Buildings and leasehold improvements                     198,221           202,850
Furniture, fixtures and equipment                        194,777           188,424
                                                        --------------------------
                                                         413,569           414,581
Less accumulated depreciation and amortization           221,029           219,071
                                                        --------------------------
                                                        $192,540          $195,510
                                                        ==========================

     7. MORTGAGE SERVICING RIGHTS
     An analysis of mortgage servicing rights for the years ended December 31, 1999, 1998 and 1997 follows:


                                                                                   Mortgage           Valuation            Total
                                                                                  Servicing           Allowance
                                                                                    Rights
---------------------------------------------------------------------------------------------------------------------------------
Balance as of December 31, 1996                                                    $ 45,291           $      0           $ 45,291
Mortgage servicing rights capitalized                                                58,442                 --             58,442
Mortgage servicing rights acquired through acquisition                                  586                 --                586
Amortization charged against mortgage servicing fee income                           (9,159)                --             (9,159)
Impairment reserve charged against mortgage servicing fee income                         --                 --                 --
Mortgage servicing rights sold                                                      (29,872)                --            (29,872)
                                                                                   ----------------------------------------------
Balance as of December 31, 1997                                                      65,288                  0             65,288

Mortgage servicing rights capitalized                                                84,041                 --             84,041
Amortization charged against mortgage servicing fee income                          (15,731)                --            (15,731)
Impairment reserve charged against mortgage servicing fee income                         --            (11,586)           (11,586)
Mortgage servicing rights sold                                                      (76,573)                --            (76,573)
                                                                                   ----------------------------------------------
Balance as of December 31, 1998                                                      57,025            (11,586)            45,439

Mortgage servicing rights capitalized                                                16,149                 --             16,149
Amortization charged against mortgage servicing fee income                          (12,498)                --            (12,498)
Reduction of impairment reserve (credit to mortgage servicing fee income)                --              5,300              5,300
Mortgage servicing rights sold                                                       (1,666)                --             (1,666)
                                                                                   ----------------------------------------------
Balance as of December 31, 1999                                                    $ 59,010           $ (6,286)          $ 52,724
                                                                                   ==============================================



                                                                                 December 31,
                                                              --------------------------------------------------
                                                                 1999                1998                1997
                                                              --------------------------------------------------
Residential real estate loans serviced for investors          $4,540,948          $5,178,281          $7,050,511
                                                              ==================================================


     The Company generally continues to service residential real estate mortgages after the loans have been sold into the secondary market. The Company pays the investor that purchased the loan a pass-through rate which is less than the interest rate the Company receives from the borrower. The difference is retained by the Company as a fee for servicing the residential real estate mortgages. The Company capitalizes mortgage servicing rights at their allocated cost, based on relative fair values upon sale of the related loans. The Company periodically sells residential mortgage servicing rights to other servicers.

8. INCOME TAXES
The current and deferred components of income tax expense follow:


                        1999               1998              1997
                      ---------------------------------------------
Current
     Federal          $ 90,930           $ 48,125          $ 59,599
     State               7,339              4,350             4,734
Deferred
     Federal              (572)            17,039            12,805
     State                (348)             3,564             1,050
                      ---------------------------------------------
                      $ 97,349           $ 73,078          $ 78,188
                      =============================================

The following table reconciles the expected federal income tax expense (computed by applying the federal statutory tax rate to income before taxes) to recorded income tax expense:

                                                                    1999                1998                1997
                                                                 -------------------------------------------------
Computed federal tax expense                                     $ 103,007           $  75,188           $  78,287
State income tax, net of federal benefits                            4,544               5,144               3,760
Benefit of tax-exempt income                                        (3,211)             (2,778)             (2,113)
Nondeductible merger expenses                                        1,740               4,908               1,854
Amortization of goodwill and other intangibles                       3,519               3,034               2,380
Low income/rehabilitation credits                                   (4,913)             (4,152)             (3,823)
Restructuring of legal entities within affiliated group                 --              (5,069)                 --
Increase in cash surrender value of life insurance                  (5,433)             (2,077)               (765)
Other, net                                                          (1,904)             (1,120)             (1,392)
                                                                 -------------------------------------------------
Recorded income tax expense                                      $  97,349           $  73,078           $  78,188
                                                                 =================================================

The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities which are included in Other Assets and Other Liabilities, respectively, at December 31, 1999 and 1998 follow:

                                                                    At December 31,
                                                              --------------------------
Deferred tax assets                                             1999              1998
                                                              --------------------------
     Allowance for loan and lease losses                      $ 55,574          $ 56,048
     Reserve for mobile home dealers                               806             1,404
     Accrued pension expense                                     2,559             5,641
     Difference of tax and book basis of OREO                      129               229
     Interest accrued and payments received on
       non-performing loans for tax purposes                       760             1,408
     Compensation and employee benefits                         15,213            12,960
     Book reserves not yet realized for tax purposes               478             1,629
     Unrealized depreciation on securities                      68,112                --
     Employee stock awards                                          --               501
     Intangible asset                                            2,228             1,530
     Investment tax credit carryforward                             --             2,245
     Other                                                         942             1,477
                                                              --------------------------
       Total gross deferred tax assets                         146,801            85,072
                                                              --------------------------
Deferred tax liabilities
     Leases                                                   $ 26,407          $ 26,044
     Premises & equipment                                        8,503             1,547
     Partnership investments                                     6,165             8,731
     Loans                                                       6,431             6,788
     Mortgage servicing rights                                  11,397            14,630
     Tax bad debt reserve                                          977             8,660
     Unrealized appreciation of securities                          --             1,105
     Other                                                       1,768             2,551
                                                              --------------------------
       Total gross deferred tax liabilities                     61,648            70,056
                                                              --------------------------

Net deferred tax asset                                        $ 85,153          $ 15,016
                                                              ==========================

9. SPECIAL CHARGES

     Special charges include merger expenses of $20.6 million, $61.1 million and $16.4 million in 1999, 1998 and 1997, respectively, and $7.4 million of costs to discontinue the correspondent mortgage lending business in 1999 and $7.2 million of charges related to exiting the lease securitization business (conducted through CFX Funding) in 1997. Special charges recorded in 1999 totaled $28.0 million (pre-tax) and $20.8 million (post-tax). The total pre-tax charges consisted of $34.5 million recorded in the first quarter of 1999 less reversal of previous merger charges of $3.9 million recorded in the fourth quarter of 1999 and a $2.6 million pension curtailment gain recorded in the first quarter of 1999 in connection with the acquisition of Evergreen Bancorp by Banknorth. The $3.9 million reversal related mainly to lower than anticipated payments for severance, losses on lease residuals, legal fees and claims related to guarantees on a securitized lease portfolio, as well as higher than anticipated pension curtailment gain in connection with the SIS and CFX acquisitions. The following table summarizes special charges recorded in 1999 by type and shows the balance in the accrued liability account as of December 31, 1999 and 1998. These special charges related to the acquisitions of CFX and SIS by the Company and Evergreen Bancorp by Banknorth and the discontinuance of the correspondent mortgage business.

                                                                                                                Non-Cash
                                                     Original                Amount                            Reductions
                                         Balance     Expense     Expense   Included in                 Cash    Applied to Balance at
                                         12/31/98    Recorded   Adjustment   Expense   Reallocations Payments    Reserve  12/31/1999
                                         --------    --------   ---------- ----------- ------------- --------  ---------- ----------
SIS MERGER
Severance costs                          $     --    $ 10,890    $   (500)   $ 10,390    $   (613)   $ (9,777)   $     --    $   --
Pension curtailment gain                   (4,000)       (869)     (4,869)         --       4,869          --
Data processing/systems integration            --       4,669          --       4,669        (395)     (4,274)         --        --
Professional fees                              --       2,978          --       2,978         219      (3,197)         --        --
Asset write-downs / lease terminations         --       1,800          --       1,800         749        (577)     (1,612)      360
Customer communications                     1,100          --       1,100          13      (1,113)         --
Fund charitable foundation                  3,000          --       3,000          --      (3,000)         --
Other costs                                    --       1,621          --       1,621          27      (1,648)         --        --
                                         --------    --------    --------    --------    --------    --------    --------    ------
                                         $     --    $ 22,058    $ (1,369)   $ 20,689    $     --    $(23,586)   $  3,257    $  360
                                         ========    ========    ========    ========    ========    ========    ========    ======

CFX MERGER
Severance costs                          $     32    $    455    $     --    $    455    $   (385)   $   (102)   $     --    $   --
Pension curtailment gain                       --          --        (515)       (515)         --          --         515        --
Data processing/systems integration            --         507         507          --        (507)         --          --
Professional fees                              --         336         336          --        (336)         --          --
Asset write-downs / lease terminations         --       2,267      (1,156)      1,111        (100)       (308)       (297)      406
Customer communications                        --          48          48          --         (48)         --
Other costs                                 1,131         200        (849)       (649)        485        (105)         --       862
                                         --------    --------    --------    --------    --------    --------    --------    ------
                                         $  1,163    $  3,813    $ (2,520)   $  1,293    $     --    $ (1,406)   $    218    $1,268
                                         ========    ========    ========    ========    ========    ========    ========    ======

EVERGREEN MERGER
Severance costs                          $     --    $    233    $     --    $    233    $     --    $   (233)   $     --    $   --
Pension curtailment gain                       --      (2,577)         --      (2,577)         --          --       2,577        --
Other costs                                    --       1,000       1,000          --      (1,000)         --          --
                                         --------    --------    --------    --------    --------    --------    --------    ------
                                         $     --    $ (1,344)   $     --    $ (1,344)   $     --    $ (1,233)   $  2,577    $   --
                                         ========    ========    ========    ========    ========    ========    ========    ======

DISCONTINUANCE OF THE CORRESPONDENT
 LENDING BUSINESS
Severance costs                          $     --    $  1,986    $     --    $  1,986    $    264    $ (2,250)   $     --    $   --
Professional fees                              --       1,793          --       1,793        (678)     (1,115)         --        --
Asset write-downs                              --       1,293          --       1,293          --          --      (1,293)       --
Correspondent losses                           --         957          --         957         988      (1,945)         --        --
Other exit costs                               --       1,335          --       1,335        (574)       (761)         --        --
                                         --------    --------    --------    --------    --------    --------    --------    ------
                                         $     --    $  7,364    $     --    $  7,364    $     --    $ (6,071)   $ (1,293)   $   --
                                         ========    ========    ========    ========    ========    ========    ========    ======


     The severance payments made in connection with the SIS merger covered approximately 100 employees whose positions were eliminated as a result of the merger. Property and asset write-downs related to the SIS merger related mainly to duplicate facilities and fixed assets. Special charges were also recorded by SIS during the fourth quarter of 1998 totaling $3.8 million, which were related mainly to certain employee benefits which were fully vested as a result of the merger and certain professional fees. The special charges recorded in 1999 for CFX related mainly to higher write-downs of duplicate facilities and fixed assets and additional systems integration costs. The special charges recorded in 1999 for the Evergreen merger related to additional conversion costs for the core systems and the investment management business. The special charges recorded in connection with discontinuing the correspondent mortgage business included severance payments to terminated employees, professional and legal fees, write-off of remaining goodwill applicable to a prior acquisition of a mortgage company, and losses on sales of certain loans originated by correspondents. Write-downs to estimated fair value were based on independent appraisals where practical and on management estimates for the remaining assets.

10.  FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

                                                            December 31,
                                                    ----------------------------
                                                       1999              1998
                                                    ----------        ----------
Federal funds purchased                             $        0        $   30,445
Securities sold under repurchases agreements         1,302,821           800,481
                                                    ----------        ----------
                                                    $1,302,821        $  830,926
                                                    ==========        ==========

A summary of securities sold under short term repurchase agreements follows:

                                                                  At or for the Year Ended December 31,
                                                              --------------------------------------------
                                                                 1999              1998            1997
                                                              ----------         --------         --------
Balance outstanding at end of period                          $1,302,821         $800,481         $711,912
Market value of collateral at end of period                    1,536,101          941,634          856,761
Amortized cost of collateral at end of period                  1,579,486          942,449          885,287
Average balance outstanding                                      768,500          736,714          684,072
Maximum outstanding at any month end during the period         1,302,821          828,377          848,715
Average interest rate during the period                             4.34%            4.68%            4.77%
Average interest rate at end of period                              4.58%            4.26%            4.89%


     Securities sold under repurchase agreements generally have maturities of 365 days or less and are collateralized by mortgage-backed securities and U.S. Government obligations.

11.  BORROWINGS FROM THE FEDERAL HOME LOAN BANK OF BOSTON

     A summary of the borrowings from the Federal Home Loan Bank of Boston is as follows:

          At December 31, 1999                   At December 31, 1998
---------------------------------------  ---------------------------------------
 Maturity     Principal                  Maturity    Principal
  Dates        Amounts   Interest Rates    Dates      Amounts    Interest Rates
 --------     ---------  --------------  --------    ---------   ---------------
   2000       $795,445     4.70-7.75%      1999       $260,694     4.84-8.13%
   2001        562,100     5.38-6.44%      2000        445,444     4.70-6.49%
   2002      2,090,130     5.12-7.79%      2001      1,008,220     4.98-6.44%
   2003        149,077     5.00-6.43%      2002         10,425     6.70-7.79%
   2004        235,405     5.28-7.11%      2003        124,108     5.00-6.59%
2005-2018      165,662     3.60-8.14%   2004-2016      183,756     3.60-8.14%
            ----------                              ----------
            $3,997,819                              $2,032,647
            ==========                              ==========

     Callable borrowings of $50 million are shown in their respective periods assuming that the callable debt is redeemed at the initial call date while all other borrowing are shown in the periods corresponding to their scheduled maturity date.

     Short and long-term borrowings from the Federal Home Loan Bank of Boston, which consist of both fixed and adjustable rate borrowings, are secured by a blanket lien on qualified collateral, consisting primarily of loans with first mortgages secured by one to four family properties, certain unencumbered investment securities and other qualified assets. The Company has the ability to prepay most of its borrowings without penalty.

12.  CAPITAL TRUST SECURITIES

     On January 24, 1997, the Company sponsored the creation of Peoples Heritage Capital Trust I (the "Trust"), a statutory business trust created under the laws of Delaware. The Company is the owner of all of the common securities of the Trust (the "Common Securities"). On January 31, 1997, the Trust issued $100 million of 9.06% Capital Securities (the "Capital Securities," and with the common securities, the "Trust Securities"), the proceeds from which were used by the Trust, along with the Company's $3.1 million capital contribution for the Trust's Common Securities, to acquire $103.1 million aggregate principal amount of the Company's 9.06% Junior Subordinated Deferrable Interest Debentures due February 1, 2027 (the "Debentures"), which constitute the sole assets of the Trust. The Company has, through the Declaration of Trust establishing the Trust, Common Securities and Capital Securities Guarantee Agreements, the Debentures and a related Indenture, taken together, fully irrevocably and unconditionally guaranteed all of the Trust's obligations under the Trust Securities. In 1999, the Company repurchased $31.2 million of the Capital Securities.

On May 1, 1997, Banknorth (now the Company) sponsored the creation of Banknorth Capital Trust I ("Trust 1"), a statutory business trust created under the laws of Delaware. The Company is the owner of all of the common securities of Trust 1 (the "Common Securities"). Trust 1 issued $30 million of 10.52% Capital Securities (the "Capital Securities," and with the common securities, the "Trust Securities"), the proceeds from which were used by Trust 1, along with the Company's $998 thousand capital contribution for Trust Common Securities, to acquire $31 million aggregate principal amount of the Company's 10.52% Junior Subordinated Deferrable Interest Debentures due February 1, 2027 (the "Debentures"), which constitute the sole assets of Trust 1. The Company has, through the Declaration of Trust establishing the Trust, Common Securities and Capital Securities Guarantee Agreements, the Debentures and a related Indenture, taken together, fully irrevocably and unconditionally guaranteed all of Trust 1's obligations under the Trust Securities.

Separate financial statements of the Trusts are not required pursuant to Staff Accounting Bulletin 53 of the Securities and Exchange Commission.

13. SHAREHOLDERS' EQUITY

     In April 1998, the stockholders of the Company approved an increase in the authorized number of shares of Common Stock from 100,000,000 to 200,000,000, and in April 2000, the stockholders of the Company approved an increase in the authorized number shares of Common Stock From 200,000,000 to 400,000,000. In May 1998, the Company declared a two-for-one split for each share of Common Stock then outstanding and for all then outstanding options to purchase shares of Common Stock. All references in the Consolidated Financial Statements to the number of shares and per share amounts have been adjusted retroactively for the increases in authorized capitalization and the stock split.

Regulatory Capital Requirements.

     Bank regulatory agencies have established capital adequacy standards which are used extensively in their monitoring and control of the industry. Certain of these standards relate capital to level of risk by assigning different weightings to assets and certain off-balance sheet activity. The Company must maintain a minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below.

                                                               Actual            Capital Requirements          Excess
                                                       ----------------------    --------------------    --------------------
                                                         Amount        Ratio       Amount      Ratio       Amount      Ratio
                                                       ----------------------    --------------------    --------------------
As of December 31, 1999

Total capital (to risk weighted assets)                $1,376,171      12.02%     $916,232      8.00%     $459,939      4.02%
Tier 1 capital (to risk weighted assets)                1,232,863      10.76%      458,115      4.00%      774,748      6.76%
Tier 1 leverage capital ratio (to average assets)       1,232,863       6.75%      730,693      4.00%      502,170      2.75%

As of December 31, 1998

Total capital (to risk weighted assets)                 1,274,598      12.14%      839,886      8.00%      434,712      4.14%
Tier 1 capital (to risk weighted assets)                1,143,072      10.89%      419,943      4.00%      723,129      6.89%
Tier 1 leverage capital ratio (to average assets)       1,143,072       7.22%      633,419      4.00%      509,653      3.22%

     At December 31, 1999 and 1998, the Company and each of its banking subsidiaries were well-capitalized and in compliance with all applicable regulatory capital requirements.

Dividend Limitations.

     Dividends paid by subsidiaries are the primary source of funds available to the Company for payment of dividends to its shareholders. The Banks are subject to certain requirements imposed by federal banking laws and regulations. These requirements, among other things, establish minimum levels of capital and restrict the amount of dividends that may be distributed by the Banks to the Company.

Stockholder Rights Plan.

     In 1989, the Company's Board of Directors adopted a Stockholder Rights Plan declaring a dividend of one preferred Stock Purchase Right for each outstanding share of Common Stock. The rights will remain attached to the Common Stock and are not exercisable except under limited circumstances relating to acquisition of, the right to acquire beneficial ownership of, or tender offer for 20% or more of the outstanding shares of Common Stock. The Rights have no voting or dividend privileges and, until they become exercisable, have no dilutive effect on the earnings of the Company. On July 27, 1999 the Board of Directors amended and restated the Stockholder Rights Plan to, among other things, extend the expiration date of the rights to September 25, 2009. On July 25, 2000, the Company again amended and restated the Stockholder Rights Plan to reflect its acquisition of Banknorth.

Earnings per share

     The following table presents a reconciliation of earnings per share as of the dates indicated:

                                                  For the Year Ended December 31,
                                         ------------------------------------------------
(Dollars in thousands, except per share      1999              1998              1997
  amounts)                                   ----              ----              ----
Net income                               $    196,958      $    141,744      $    145,488
                                         ============      ============      ============
Weighted average shares outstanding
  Basic                                   145,767,788       146,119,422       145,481,258
    Effect of dilutive securities:
       Stock options                        1,659,879         2,845,217         3,118,860
                                         ------------      ------------      ------------
  Diluted                                 147,427,667       148,964,639       148,600,118
                                         ============      ============      ============
Net income per share:
  Basic                                  $       1.35      $       0.97      $       1.00
  Diluted                                        1.34              0.95              0.98

14. COMMITMENTS, CONTINGENT LIABILITIES AND OTHER OFF-BALANCE SHEET RISKS

     The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to originate loans, standby letters of credit, recourse arrangements on serviced loans and forward commitments to sell loans. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Balance Sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments, standby letters of credit and recourse arrangements is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. For forward commitments to sell loans, the contract or notional amounts do not represent exposure to credit loss. The Company controls the credit risk of its forward commitments to sell loans through credit approvals, limits and monitoring procedures.

Financial instruments with off-balance sheet risk at December 31, 1999 and 1998 follow:


                                                        Contract or Notional Amount at
                                                                 December 31,
                                                        ------------------------------
                                                             1999            1998
                                                        ------------------------------
Financial instruments with notional or contract
  amounts which represent credit risk:
      Commitments to originate loans, unused lines,
      standby letters of credit and unadvanced
      portions of construction loans                     $3,132,878      $3,059,495

      Loans serviced with recourse                           23,147          25,792
      Loans sold with credit enhancements                       706           3,294
      Leases serviced with credit enhancements                4,933           6,227

Financial instruments with notional or contract amounts
  which exceed the amount of credit risk:
      Forward commitments to sell loans                      73,700         315,327
      Interest rate floors - notional amount                495,000         415,000
                           - fair value                       1,354           6,490
      Interest rate swap agreements (pay fixed)
                           - notional amount                 50,000          50,000
                           - fair value                       1,749             292
      Interest rate corridor agreements (pay fixed)
                           - notional amount                 50,000          50,000
                           - fair value                         898             440

     Commitments to originate loans, unused lines of credit and unadvanced portions of construction loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Because many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower.

     Standby letters of credit are conditional commitments issued by the Company to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

     The Company has retained credit risk on certain residential mortgage loans sold with full or partial recourse and on certain residential mortgage loans whose servicing rights were acquired during 1990.

     Forward commitments to sell residential mortgage loans are contracts which the Company enters into for the purpose of reducing the market risk associated with originating loans for sale. Risks may arise from the possible inability of the Company to originate loans to fulfill the contracts, in which case the Company would normally purchase loans from correspondent banks or in the open market to deliver against the contract.

     At December 31, 1999, the Company was committed to invest up to $18.1 million in real estate development limited partnerships. At December 31, 1999 and 1998 the Company had $32.8 million and $30.1 million, respectively, invested in such partnerships, which are included in other assets.

Legal Proceedings.

     The Company and certain of its subsidiaries have been named as defendants in various legal proceedings arising from their normal business activities. Although the amount of any ultimate liability with respect to such proceedings cannot be determined, in the opinion of management, based upon the opinions of counsel, any such liability will not have a material effect on the consolidated financial position, results of operations or liquidity of the Company and its subsidiaries.

Lease Obligations.

     The Company leases certain properties used in operations under terms of operating leases which include renewal options. Rental expense under these leases approximated $16.5 million, $13.3 million, and $11.0 million for the years ended 1999, 1998 and 1997, respectively.

     Approximate minimum lease payments over the remaining terms of the leases at December 31, 1999 follow:

                      2000               $14,099
                      2001                12,912
                      2002                11,344
                      2003                 8,289
                      2004                 7,784
                      2005 and after      36,875
                                         -------
                                         $91,303
                                         =======

15. STOCK-BASED COMPENSATION PLANS

Employee Stock Ownership Plans.

     In 1989 the Company adopted a Profit Sharing Employee Stock Ownership Plan which is designed to invest primarily in Common Stock of the Company. Substantially all employees are eligible to participate in the Plan following one year of service. Employees may not make contributions to the Plan but may receive a discretionary contribution from the Company based on their pro-rata share of eligible compensation. For 1999, 1998 and 1997, the Company contributed 2%, 3% and 4% of eligible compensation, respectively. The approximate expense of this contribution for 1999, 1998 and 1997 was $1.8 million, $2.1 million and $1.3 million, respectively.

Stock Option Plans.

     In 1995, the Company adopted a stock option plan for non-employee directors, which was amended and restated in 1997. The maximum number of shares which may be granted under the amended plan is 1,060,000 shares, of which 114,000 were granted in 1999 at $18.06 per share, 110,000 were granted in 1998 at $24.31 per share and 59,000 were granted in 1997 at $15.82 per share. A total of 26,500 shares had been issued upon exercise of the stock options granted pursuant to this plan through December 31, 1999.

     The Company has adopted various stock option plans for key employees. These plans include a stock option plan adopted in 1996 (the "1996 Option Plan") and a stock option plan adopted in 1986 (the "1986 Option Plan"). The 1986 Option Plan, as amended, authorized the issuance of 3,340,000 shares of Common Stock, substantially all of which have been issued. The 1996 Option Plan, as amended, authorizes grants of options and other stock awards covering up to 6,000,000 shares of Common Stock. Stock options are granted with an exercise price equal to the stock's fair market value at the date of the grant and expire 10 years from the date of the grant. At December 31, 1999, there were 2,959,705 additional shares available for grant under the 1996 Option Plan.

     The per share weighted-average fair value of stock options granted by the Company during 1999, 1998 and 1997 was $5.72, $6.61 and $7.03 and on the date of the grants using the Black Scholes option-pricing model with the following average assumptions:

                                   1999             1998              1997
                                   ----             ----              ----
Expected dividend yield            2.74%            2.50%             2.50%
Risk-free interest rate            5.53             5.50              5.82
Expected life                      5.00 years       5.00 years        5.00 years
Volatility                        35.90%           32.87%            32.90%

     The Company applies APB Opinion No. 25 in accounting for its stock option plans and, accordingly, no cost has been recognized for its stock options in the financial statements. Had the Company determined cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income would have been reduced to the pro forma amounts indicated as follows:


                                   1999         1998          1997
                                ------------------------------------
Net Income
        As reported             $196,958      $141,744      $145,488
        Pro forma               $191,396      $136,856      $141,160

Basic Earnings per share
        As reported             $   1.35      $   0.97      $   1.00
        Proforma                $   1.31      $   0.94      $   0.97

Diluted Earnings per share
        As reported:            $   1.34      $   0.95      $   0.98
        Proforma                $   1.30      $   0.92      $   0.95

Proforma net income reflects only stock options granted since January 1, 1995. Therefore, the full impact of calculating cost for stock options under SFAS No. 123 is not reflected in the proforma net income amounts presented above because cost is reflected over the options' vesting period and cost for options granted prior to January 1, 1995 is not considered.

Stock option activity is as follows:

                                                   Weighted
                                 Number of          Average
                                   Shares        Exercise Price
                                 ---------       --------------
Balance at December 31, 1997      8,537,701          8.53

Granted                           1,857,424         18.55
Exercised                         2,302,194          6.71
Forfeited                            87,548         14.76
                                  ---------
Balance at December 31, 1998      8,005,383         11.83

Granted                           1,680,656         17.83
Exercised                         1,713,368          8.26
Forfeited                           281,540         16.72
                                  ---------
Balance at December 31, 1999      7,691,131         13.72
                                  =========

The range of per share exercise prices for outstanding and exercisable stock options at December 31, 1999 was as follows:

                                   Options Outstanding                            Options Exercisable
                     --------------------------------------------------    -------------------------------
                       Number       Weighted Average                         Number
   Range of          Outstanding        Remaining      Weighted Average    Outstanding    Weighted Average
Exercise Prices      at 12/31/99    Contractual Life    Exercise Price     at 12/31/99     Exercise Price
---------------      -----------    ----------------    ---------------    -----------    ----------------
 up to   $5.00         530,571         2.9 years            $3.57             525,571          $3.61
$ 5.01 - $10.00      1,557,197         4.9                   7.40           1,557,197           7.40
$10.01 - $15.00      1,610,125         5.9                  11.57           1,325,125          11.57
$15.01 - $20.00      3,684,838         7.8                  18.00           2,362,630          18.26
    Over $20.00        308,400         7.0                  23.26             214,075          23.53
                     ---------                                              ---------
                     7,691,131         6.4                  13.72           5,984,598          12.86
                     =========                                              =========

Employee Stock Purchase Plan.

     The Company has an Employee Stock Purchase Plan covering all full-time employees with one year of service. The maximum number of shares which may be issued under the Employee Stock Purchase Plan is 1,352,000 shares. Employees have the right to authorize payroll deductions up to 10% of their salary. As of December 31, 1999, 893,591 shares had been purchased under this plan.

Restricted Stock Plan.

     In 1990, the Company adopted a Restricted Stock Plan under which up to $10,000 of the annual fee payable to each non-employee Director of the Company and participating subsidiaries is payable solely in shares of Common Stock. Directors of the Company and certain participating subsidiaries who are not full-time employees of the Company or any of its subsidiaries are eligible to participate. Shares issued were 7,376, 6,420 and 3,840 in 1999, 1998 and 1997, respectively.

16.  RETIREMENT AND OTHER BENEFIT PLANS

Pension Plans.

     The Company and its subsidiaries have noncontributory defined benefit plans covering most permanent, full-time employees. Benefits are based on career average earnings and length of service. The Company's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes.

     The Company has adopted supplemental retirement plans for several key officers. These plans were designed to offset the impact of changes in the Pension Plans which reduced benefits for highly paid employees. The Company also has entered into deferred compensation agreements with certain key officers. The cost of these agreements is accrued but not funded. The Company purchased corporate-owned life insurance policies on the lives of certain retirees. The death benefits are payable to the Company and will assist in the funding of the deferred compensation liability. The Company will recover the costs of premium payments from the cash value of these policies.

Post Retirement Benefits Other Than Pensions.

     The Company and its subsidiaries sponsor post-retirement benefit programs which provide medical coverage and life insurance benefits to employees and directors who meet minimum age and service requirements.

     The Company and its subsidiaries recognize costs related to post retirement benefits under the accrual method, which recognizes costs over the employee's period of active employment. The impact of adopting SFAS No. 106 is being amortized over a twenty year period beginning January 1, 1993.

     The following tables set forth the funded status and amounts recognized in the Company's Consolidated Balance Sheets at December 31, 1999 and 1998 for the pension plans and other post retirement benefit plans:

                                                           Pension Plans            Other Post Retirement Benefits
                                                    --------------------------      ------------------------------
                                                       1999             1998            1999              1998
                                                    --------------------------      ------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year             $ 128,017        $ 109,152        $  11,388        $  10,668
Service cost                                            7,537            6,789              336              262
Interest cost                                           8,945            7,969              852              733
Assumption changes                                    (12,921)           3,713             (833)             299
Actuarial (gain) loss                                   1,666            8,369            1,380              294
Curtailment gain                                       (8,935)            (924)              --               --
Acquisitions                                            3,253               --               --               --
Benefits paid                                          (8,353)          (7,051)          (1,019)            (868)
                                                    --------------------------      ------------------------------
Benefit obligation at end of year                   $ 119,209        $ 128,017        $  12,104        $  11,388
                                                    ==========================      ==============================

CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year      $ 123,078        $ 111,441        $      --        $      --
Actual return on plan assets                           16,039           16,895               --               --
Employer contribution                                   1,057            1,793            1,019              868
Benefits paid                                          (8,353)          (7,051)          (1,019)            (868)
Administrative expenses                                  (232)               --               --               --
                                                    --------------------------      ------------------------------
Fair value of plan assets at end of year            $ 131,589        $ 123,078        $      --        $      --
                                                    ==========================      ==============================

Funded status                                       $  12,380        $  (4,939)       $ (12,104)       ($ 11,388)
Unrecognized net actuarial (gain) loss                (29,623)         (12,761)             (94)            (629)
Unrecognized prior service cost                         1,660            2,263            1,633            1,772
Unrecognized net transition obligation                 (1,675)          (2,462)           5,257            5,649
                                                    --------------------------      ------------------------------
Prepaid (accrued) benefit cost                      $ (17,258)       $ (17,899)       $  (5,308)       ($  4,596)
                                                    ==========================      ==============================
WEIGHTED-AVERAGE ASSUMPTIONS AS OF DECEMBER 31
Discount rate                                            7.75%            6.50%            7.75%            6.50%
Expected return on plan assets                           8.50%            8.50%              --               --
Rate of compensation increase                            4.50%            4.50%              --               --

                                                  Year Ended December 31,          Year Ended December 31,
                                            ---------------------------------    ---------------------------
                                                1999       1998       1997         1999     1998     1997
                                            ---------------------------------    ---------------------------
Components of net periodic benefit cost
Service cost                                 $  7,537    $ 6,789    $ 5,358       $  336   $  262   $  213
Interest cost                                   8,945      7,969      6,950          852      733      741
Expected return on plan assets                (10,464)    (9,435)    (7,729)          --       --       --
Net amortization and deferral                    (207)      (305)      (288)         545      523      484
Curtailment gain                                   --        668         --           --       --       --
Amortization of net gain                           --        (75)      (135)          --       --       --
                                            ---------------------------------    ---------------------------
Net periodic benefit cost                    $  5,811    $ 5,611    $ 4,156       $1,733   $1,518   $1,438
                                            =================================    ===========================

Curtailment gains of $8.0 million in 1999 were recorded as a reduction of special charges relating to the Evergreen, SIS and CFX acquisitions.

Multi-Employer Pension Plan

     An acquired company participated in a multi-employer pension plan in 1998 and 1997. The plan was fully funded in 1998 and there is no future obligation relating to this plan. Pension expense attributable to the plan for the years ended December 31, 1998 and 1997 was $377,000 and $396,000, respectively.

Thrift Incentive Plan.

     The Company has a contributory Thrift Incentive Plan covering substantially all permanent employees after completion of one year of service. The Company matches employee contributions based on a predetermined formula and may make additional discretionary contributions. Banknorth also had an Employee Savings Plan. The total expense for these plans in 1999, 1998 and 1997 was $3.2 million, $4.7 million, and $4.1 million, respectively.

17. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company discloses fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate fair value. Fair value estimates are made as of a specific point in time based on the characteristics of the financial instruments and relevant market information. Where available, quoted market prices are used. In other cases, fair values are based on estimates using present value or other valuation techniques. These techniques involve uncertainties and are significantly affected by the assumptions used and judgments made regarding risk characteristics of various financial instruments, discount rates, estimates of future cash flows, future expected loss experience and other factors. Changes in assumptions could significantly affect these estimates. Derived fair value estimates cannot be substantiated by comparison to independent markets and, in certain cases, could not be realized in an immediate sale of the instrument. Also, because of differences in methodologies and assumptions used to estimate fair values, the Company's fair values should not be compared to those of other banks.

     Fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Accordingly, the aggregate fair value amounts presented do not purport to represent the underlying market value of the Company. For certain assets and liabilities, the information required under SFAS No. 107 is supplemented with additional information relevant to an understanding of the fair value. Also, fair values are presented for certain assets that are not financial instruments under the definition in SFAS No. 107.

     The following describes the methods and assumptions used by the Company in estimating the fair values of financial instruments and certain non-financial instruments:

     CASH AND CASH EQUIVALENTS, INCLUDING CASH AND DUE FROM BANKS, SHORT-TERM INVESTMENTS AND FEDERAL FUNDS SOLD. For these cash and cash equivalents, which have maturities of 90 days or less, the carrying amounts reported in the balance sheet approximate fair values.

     SECURITIES AND LOANS HELD FOR SALE. Fair values are based on quoted bid market prices, where available. Where quoted market prices for an instrument are not available, fair values are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instrument being valued. Fair values are calculated based on the value of one unit without regard to premiums or discounts that might result from selling all of the Company's holdings of a particular security in one transaction.

     LOANS AND LEASES. The fair values of commercial, commercial real estate, residential real estate, and certain consumer loans and leases are estimated by discounting the contractual cash flows using interest rates currently being offered for loans with similar terms to borrowers of similar quality.

     For certain variable-rate consumer loans, including home equity lines of credit the carrying value approximates fair value.

     For nonperforming loans and certain loans where the credit quality of the borrower has deteriorated significantly, fair values are estimated by discounting cash flows at a rate commensurate with the risk associated with those cash flows.

     MORTGAGE SERVICING RIGHTS. The fair value of the Company's mortgage servicing rights is based on the expected present value of future mortgage servicing income, net of estimated servicing costs, considering market consensus loan prepayment predictions.

     DEPOSITS. The fair value of deposits with no stated maturity is equal to the carrying amount. The fair value of time deposits is based on the discounted value of contractual cash flows, applying interest rates currently being offered on the deposit products of similar maturities.

     The fair value estimates for deposits do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of alternative forms of funding ("deposit base intangibles")

     BORROWINGS, INCLUDING FEDERAL FUNDS PURCHASED, SECURITIES SOLD UNDER REPURCHASE AGREEMENTS, BORROWINGS FROM THE FEDERAL HOME LOAN BANK OF BOSTON AND OTHER BORROWINGS. The fair value of the Company's long-term borrowings is estimated based on quoted market prices for the issues for which there is a market, or by discounting cash flows based on current rates available to the Company for similar types of borrowing arrangements. For short-term borrowings that mature or reprice in 90 days or less, carrying value approximates fair value.

OFF-BALANCE SHEET INSTRUMENTS:

     COMMITMENTS TO ORIGINATE LOANS AND COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT. In the course of originating loans and extending credit and standby letters of credit, the Company will charge fees in exchange for its lending commitment. While these commitment fees have value, the Company has not estimated their value due to the short-term nature of the underlying commitments.

     FORWARD COMMITMENTS TO SELL LOANS. The fair value of the Company's forward commitments to sell loans reflects the value of origination fees and servicing rights recognizable upon sale of loans net of any cost to the Company if it fails to meet its sale obligation. Of the $74 million of forward sales commitments at December 31, 1999, the Company had $67.2 million in loans available to sell at that date as well as sufficient loan originations subsequent to December 31, 1999 to fulfill the commitments. Consequently, the Company has no unmet sales obligation to value and due to the short-term nature of the commitments has not estimated the value of the fees and servicing.

     LOANS SERVICED WITH RECOURSE. Under certain of the Company's servicing arrangements with investors, the Company has recourse obligation to those serviced loan portfolios. In the event of foreclosure on a serviced loan, the Company is obligated to repay the investor to the extent of the investor's remaining balance after application of proceeds from the sale of the underlying collateral. To date, losses related to these recourse arrangements have been insignificant and while the Company cannot project future losses, the fair value of this recourse obligation is deemed to be likewise insignificant.

     A summary of the fair values of the Company's significant financial instruments at December 31, 1999 and 1998 follows:

                                                                1999                       1998
                                                     ----------------------------------------------------
                                                      Carrying        Fair        Carrying         Fair
                                                        Value         Value         Value         Value
                                                     ----------------------------------------------------
Assets:
  Cash and cash equivalents                          $  776,395    $  776,395    $  869,039    $  869,039
  Securities - available for sale                     6,316,031     6,316,031     4,113,996     4,113,996
  Securities - held to maturity                         557,151       535,605       265,778       267,161
  Loans held for sale                                    82,318        82,382       560,750       561,620
  Loans and leases, net                               9,699,608     9,626,579     9,770,039     9,869,083
  Mortgage servicing rights                              52,724        59,254        45,439        46,577
  Interest rate swaps, floor & corridor contracts         2,023         4,001         4,746         7,222
Liabilities:
  Deposit (with no stated maturity)                   7,212,557     7,212,557     7,227,677     7,227,677
  Time deposits                                       4,497,944     4,506,223     4,788,535     4,808,479
  Borrowings                                          5,367,478     5,340,259     2,910,173     2,917,732

18.  CONDENSED PARENT INFORMATION

Condensed Financial Statements of the Parent Company

                                                                                      December 31,
                                                                            -----------------------------
Balance Sheets                                                                    1999          1998
                                                                            -----------------------------
Assets:
  Cash and due from banks                                                     $    5,612    $    7,681
  Interest bearing deposits with subsidiaries                                     65,885        21,857
  Securities purchased under agreements to resell to a subsidiary bank            12,250        18,317
  Securities available for sale                                                   36,892         6,078
  Investment in subsidiaries                                                   1,159,979     1,281,542
  Goodwill and other intangibles                                                  12,910        14,716
  Amounts receivable from subsidiaries                                            61,537        14,360
  Other assets                                                                    41,329        35,531
                                                                            -----------------------------
    Total assets                                                              $1,396,394    $1,400,082
                                                                            =============================
Liabilities and shareholders' equity
  Amounts payable to subsidiaries                                             $   28,720    $    8,953
  Subordinated debentures supporting mandatory redeemable trust securities       134,021       136,633
  Other liabilities                                                               41,379        32,106
  Shareholders' equity                                                         1,192,274     1,222,390
                                                                            -----------------------------
    Total liabilities and shareholders' equity                                $1,396,394    $1,400,082
                                                                            =============================


                                                                                Year Ended December 31,
                                                                      -----------------------------------------
                                                                           1999           1998          1997
                                                                      -----------------------------------------
Operating income:
         Dividends from subsidiaries                                     $203,983       $132,091       $95,721
         Other operating income                                             6,931          6,277         8,697
                                                                      -----------------------------------------
         Total operating income                                           210,914        138,368       104,418
                                                                      -----------------------------------------
Operating expenses:
         Interest on borrowings                                            13,222         13,343        12,161
         Amortization of intangibles                                        1,847          1,843         1,869
         Merger expenses                                                   14,710         26,299           354
         Other operating expenses                                           6,595         11,220        13,126
                                                                      -----------------------------------------
         Total operating expenses                                          36,374         52,705        27,510
                                                                      -----------------------------------------
Income before income taxes and equity in
   undistributed net income of subsidiaries                               174,540         85,663        76,908

Income tax expense (benefit)                                              (10,733)       (11,964)       (4,804)
                                                                      -----------------------------------------

Income before equity in undistributed net income of subsidiaries          185,273         97,627        81,712

Equity in undistributed net income of subsidiaries                         11,685         44,117        63,776
                                                                      -----------------------------------------

Net income                                                               $196,958       $141,744      $145,488
                                                                      =========================================

(1) Amounts in parenthesis represent the excess of dividends over net income from subsidiaries.

                                                                                     Year Ended December 31,
                                                                               -------------------------------------
                                                                                  1999          1998          1997
                                                                               -------------------------------------
Statements of Cash Flows

Cash flows from operating activities:
     Net income                                                                $ 196,958     $ 141,744     $ 145,488
     Adjustments to reconcile net income to net
            cash (used) provided by operating activities:
     Undistributed net income from subsidiaries                                  (11,685)      (44,117)      (63,776)
     Amortization of goodwill and other intangibles                                1,847         1,844         1,869
     Securities losses (gains)                                                        --          (187)         (333)
     Decrease in unearned compensation                                             2,072           177           168
     (Increase) decrease in amounts receivable from subsidiaries                 (47,177)       (6,173)        6,938
     Decrease (increase) in other assets                                         (11,661)       (1,465)      (11,868)
     Increase (decrease) in amounts payable to subsidiaries                       19,767        19,366       (11,868)
     Increase (decrease) in other liabilities                                     17,466        (3,589)       11,338
     Other, net                                                                      668         1,182        (2,440)
                                                                               -------------------------------------
Net cash provided by operating activities                                      $ 168,255     $ 108,782     $  75,516
                                                                               =====================================

Cash flows from investing activities:
     Net decrease (increase) in interest bearing deposits with subsidiaries    ($ 37,961)    ($  4,210)    $ (10,734)
     Maturities of securities available for sale                                      --         4,556     $   1,346
     Sales of available for sale securities                                        1,432         4,494           510
     Purchase of available for sale securities                                   (34,119)           --       (15,970)
     Sales of held to maturity securities                                             --            --         4,337
     Purchase of held to maturity securities                                          --            --        (4,017)
     Capital contribution from (to) subsidiary                                    11,890       (46,498)      (51,206)
                                                                               -------------------------------------
Net cash (used) provided by investing activities                               $ (58,758)    $ (41,658)    $ (75,734)
                                                                               =====================================

Cash flows from financing activities:
     Issuance of notes payable (net)                                           $       0     $       0     $ 133,093
     Payment of notes payable                                                    (10,805)       (4,517)       (4,873)
     Other shareholders' equity, net                                                  --            --         3,118
     Dividends paid to shareholders                                              (65,368)      (57,231)      (57,608)
     Treasury stock acquired                                                     (53,745)      (55,340)      (55,981)
     Common stock issued                                                          18,352        19,291        16,516
                                                                               -------------------------------------
Net cash provided (used) by financing activities                               $(111,566)    $ (97,797)    $  34,265
                                                                               =====================================

Net increase (decrease) in cash due from banks                                 $  (2,069)    $ (30,673)    $  34,047

Cash and due from banks at beginning of year                                       7,681        38,354         4,207
                                                                               -------------------------------------
Cash and due from banks at end of year                                         $   5,612     $   7,681     $  38,254
                                                                               =====================================
Supplemental disclosure information:
     Interest paid on borrowings                                               $   9,956     $   9,799     $   6,088


19.  SELECTED QUARTERLY DATA (UNAUDITED)

                                                           1999                                           1998
                                       ---------------------------------------------   -------------------------------------------
                                        Fourth       Third       Second       First     Fourth      Third     Second      First
                                        Quarter     Quarter      Quarter     Quarter    Quarter    Quarter    Quarter    Quarter
                                       -------------------------------------------------------------------------------------------
Interest income                        $323,286     $317,329    $298,798    $288,106   $287,611   $287,427   $285,689   $285,433
Interest expense                        163,425      157,329     145,470     137,066    138,828    139,437    138,763    138,616
                                       ------------------------------------------------------------------------------------------
Net interest income                     159,861      160,000     153,328     151,040    148,783    147,990    146,926    146,817
Provision for loan and lease losses       6,005        6,165       5,840       5,565      6,308      6,308      5,570      5,589
                                       ------------------------------------------------------------------------------------------
Net interest income after provision
     for loan and lease losses          153,856      153,835     147,488     145,475    142,475    141,682    141,356    141,228
Noninterest income                       49,910       47,780      50,743      43,361     44,952     41,593     42,004     38,998
Special charges                          (3,889)           0          60      31,831     25,766          0     34,474        900
Noninterest expenses                    121,183      117,209     117,637     114,110    116,297    111,171    113,278    117,580
                                       ------------------------------------------------------------------------------------------
Income before income taxes               86,472       84,406      80,534      42,895     45,364     72,104     35,608     61,746
Income tax expense                       27,637       28,132      25,633      15,947     17,796     22,744     11,808     20,730
                                       ------------------------------------------------------------------------------------------
Net income                             $ 58,835     $ 56,274    $ 54,901    $ 26,948   $ 27,568   $ 49,360   $ 23,800   $ 41,016
                                       ==========================================================================================

Earnings per share:
               Basic                      $0.41        $0.39       $0.37       $0.18      $0.19      $0.34      $0.16      $0.28
               Diluted                    $0.40        $0.38       $0.37       $0.18      $0.19      $0.33      $0.16      $0.28

Operating earnings per share (1):
               Basic                      $0.39        $0.39       $0.37       $0.34      $0.33      $0.34      $0.33      $0.29
               Diluted                    $0.39        $0.38       $0.37       $0.34      $0.32      $0.33      $0.32      $0.28

(1) Earnings before special charges

INDEPENDENT AUDITORS' REPORT


The Board of Directors
Banknorth Group, Inc.:

We have audited the accompanying consolidated balance sheets of Banknorth Group, Inc.(formerly Peoples Heritage Financial Group, Inc.) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Banknorth Group, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.




Boston, Massachusetts                           /s/ KPMG LLP
August 2, 2000